     As filed with the Securities and Exchange Commission on June 30, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                _______________

                              AVIVA PETROLEUM INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                              1311                     75-1432205
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification Number)

8235 DOUGLAS AVENUE                                                   JAMES L. BUSBY
 SUITE 400                                                       SECRETARY AND TREASURER
 DALLAS, TEXAS 75225                                               AVIVA PETROLEUM INC.
 (214) 691-3464                                                    8235 DOUGLAS AVENUE
                                                                         SUITE 400
                                                                   DALLAS, TEXAS 75225
                                                                     (214) 691-3464
(Address, including zip code, and telephone           (Name, address, including zip code, and
     number, including area code, of                      telephone number, including area
 registrant's principal executive offices)                   code, of agent for service)

                                   Copies to:

     VINSON & ELKINS L.L.P.                                        PARSONS BEHLE & LATIMER
        FIRST CITY TOWER                                               ONE UTAH CENTER
       1001 FANNIN STREET                                            201 SOUTH MAIN STREET
   HOUSTON, TEXAS 77002-6760                                               SUITE 1800
ATTENTION:  WILLIAM E. JOOR III                                 SALT LAKE CITY, UTAH 84145-0898
       (713) 758-2222                                            ATTENTION:  STUART A. FREDMAN
                                                                        (801) 532-1234

                              ___________________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                _______________

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                      PROPOSED
TITLE OF EACH CLASS OF                AMOUNT          MAXIMUM         PROPOSED MAXIMUM     AMOUNT OF
SECURITIES TO BE                       TO BE       OFFERING PRICE        AGGREGATE        REGISTRATION
REGISTERED                         REGISTERED(1)    PER SHARE(2)      OFFERING PRICE(2)       FEE
------------------------------------------------------------------------------------------------------
Common Stock, without par value      1,149,216          $0.31             $356,257          $105.10
 (3)
======================================================================================================

(1) Consists of up to 1,149,216 shares of Aviva Common Stock that may be issued in connection with the acquisition by merger of Garnet Resources Corporation.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the low and high sales prices of Garnet Common Stock on the OTC Bulletin Board on June 25, 1998 of $0.031 and the Exchange Ratio of 0.10 of one share of Aviva Common Stock for each share of Garnet Common Stock.

(3) Includes up to 229,843 depositary shares, each of which represents five shares of Aviva Common Stock, issuable in lieu of shares of Aviva Common Stock.

================================================================================

                          GARNET RESOURCES CORPORATION

                                  RR2 BOX 4400

                            NACOGDOCHES, TEXAS 75961


Dear Stockholder:

  A Special Meeting of Stockholders (the "Garnet Special Meeting") of Garnet Resources Corporation ("Garnet") will be held at 201 South Main, Suite 1800, Salt Lake City, Utah, on _____________, 1998 at 10:00 a.m. local time.

  At the Garnet Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary ("Merger Sub") of Aviva Petroleum Inc. ("Aviva") with and into Garnet, pursuant to which (a) Garnet will be the corporation surviving the Merger (the "Surviving Corporation"), (b) subject to the next sentence, each share of Garnet Common Stock outstanding immediately prior to the consummation of the Merger will be converted into 0.10 of one share of Aviva Common Stock (the "Exchange Ratio"), (c) Garnet will become a wholly owned subsidiary of Aviva. If any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share. In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Garnet stockholders at the Garnet Special Meeting and a proxy card.
The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Garnet and Aviva.

  THE GARNET BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF GARNET AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE GARNET SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE GARNET SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE GARNET SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE GARNET SPECIAL MEETING.

                              Sincerely,



                              Douglas W. Fry
                              President, Chief Executive Officer and Director

                          GARNET RESOURCES CORPORATION

                                  RR2 BOX 4400

                            NACOGDOCHES, TEXAS 75961


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To be held on ______________, 1998

To the Stockholders of Garnet Resources Corporation:

  A Special Meeting of Stockholders (the "Garnet Special Meeting") of Garnet Resources Corporation, a Delaware corporation ("Garnet"), will be held on ________________, ___________________, 1998 at 10:00 a.m., local time, at 201
South Main, Suite 1800, Salt Lake City, Utah, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement"), among Aviva Petroleum Inc., a Texas corporation ("Aviva"), Aviva Merger Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Aviva ("Merger Sub"), and Garnet. Pursuant to the Merger Agreement, Merger Sub would be merged with and into Garnet (the "Merger") and, among other things but subject to the following proviso, each share of common stock, par value $.01 per share, of Garnet ("Garnet Common Stock") outstanding at the effective time of the Merger would be converted into 0.10 of one share of common stock, without par value, of Aviva, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; provided, however, that, if any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share; and

          2. to transact such other business as may properly come before the Garnet Special Meeting or any adjournment thereof.

     The Board of Directors of Garnet has fixed the close of business on _______________, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Garnet Special Meeting and any adjournment thereof. Only holders of record of shares of Garnet Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Garnet Special Meeting. A complete list of such stockholders will be available for examination at the offices of Garnet in Nacogdoches, Texas during normal business hours by any Garnet stockholder, for any purpose germane to the Garnet Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Garnet are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in respect of the Merger.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GARNET COMMON STOCK ENTITLED TO VOTE IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE GARNET SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE GARNET SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE GARNET SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                    By Order of the Board of Directors



                                                Edgar L.Dyes
                                                  Secretary
Nacogdoches, Texas
______________, 1998

                              AVIVA PETROLEUM INC.

                         SUITE 400, 8235 DOUGLAS AVENUE

                              DALLAS, TEXAS 75225


Dear Stockholder:

     A Special Meeting in lieu of the 1998 Annual Meeting of Stockholders (the "Aviva Special Meeting") of Aviva Petroleum Inc. ("Aviva") will be held at ________________________, Dallas, Texas, on _____________, 1998 at ______ a.m.
local time.

     At the Aviva Special Meeting you will be asked to consider and vote upon a proposal to approve the issuance by Aviva of an aggregate of up to 14,036,987 shares of common stock, without par value ("Aviva Common Stock"), of Aviva, of which (i) up to 1,149,216 shares would be issued pursuant to an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary of Aviva Petroleum Inc. ("Aviva") with and into Garnet Resources Corporation ("Garnet"), as a result of which (a) Garnet will be the corporation surviving the Merger,
(b) subject to the next sentence, each share of common stock, par value $0.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into 0.10 of one share of common stock, without par value, of Aviva ("Aviva Common Stock") and (c) Garnet will become a wholly owned subsidiary of Aviva, and (ii) 12,887,771 shares would be issued pursuant to a Debenture Purchase Agreement (the "Debenture Purchase Agreement") dated as of June 24, 1998 between Aviva and the holders of $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures").
If any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share. Consummation of the purchase of the Debentures by Aviva is a condition to Aviva's obligation to consummate the Merger pursuant to the Merger Agreement.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Aviva stockholders at the Aviva Special Meeting and by the Garnet stockholders at the Garnet Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger, the Merger Agreement and the Debenture Purchase Agreement and includes information about Garnet and Aviva.

     THE AVIVA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF AVIVA AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ISSUANCE OF AVIVA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE AVIVA SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE AVIVA SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE AVIVA SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE AVIVA SPECIAL MEETING.

                              Sincerely,



                              Ronald Suttill
                              President, Chief Executive Officer and Director

                              AVIVA PETROLEUM INC.

                         SUITE 400, 8235 DOUGLAS AVENUE

                              DALLAS, TEXAS 75225

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To be held on ______________, 1998

To the Stockholders of Aviva Petroleum Inc.:

     A Special Meeting in lieu of the 1998 Annual Meeting of Stockholders (the "Aviva Special Meeting") of Aviva Petroleum Inc., a Texas corporation ("Aviva"), will be held on ________________, ___________________, 1998 at ___:00 a.m.,
local time, at _________________, Dallas, Texas, for the following purposes:

          1. To consider and vote upon the proposed issuance by Aviva of an aggregate of up to 14,036,987 shares of common stock, without par value ("Aviva Common Stock"), of Aviva (the "Share Issuance"), of which (i) up to 1,149,216 shares would be issued pursuant to an Agreement and Plan of Merger dated as of June 24, 1998 (the "Merger Agreement") providing for the merger (the "Merger") of an indirect, wholly owned subsidiary ("Merger Sub") of Aviva Petroleum Inc. ("Aviva") with and into Garnet Resources Corporation, a Delaware corporation ("Garnet"), as a result of which (a) Garnet will be the corporation surviving the Merger, (b) subject to the following proviso, each share of common stock, par value $0.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the consummation of the Merger would be converted into 0.10 of one share of common stock, without par value, of Aviva ("Aviva Common Stock") and (c) Garnet would become a wholly owned subsidiary of Aviva and (ii) 12,887,771 shares would be issued pursuant to a Debenture Purchase Agreement (the "Debenture Purchase Agreement") dated as of June 24, 1998 between Aviva and the holders of $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures") in exchange for the Debentures, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement and the Debenture Purchase Agreement, copies of which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; provided, however, that, if any record holder of Garnet Common Stock would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger, the shares of Garnet Common Stock so held will be converted into the right to receive cash at the rate of $0.02 per share; and

          2.  to elect a board of directors consisting of two directors; and

          3. to approve KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998; and

          4. to transact such other business as may properly come before the Special meeting or any adjournment thereof.

     The Board of Directors of Aviva has fixed the close of business on _______________, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Aviva Special Meeting and any adjournment thereof. Only holders of record of shares of Aviva Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Aviva Special Meeting. A complete list of such stockholders will be available for examination at the offices of Aviva in Dallas, Texas during normal business hours by any Aviva stockholder, for any purpose germane to the Aviva Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Aviva are not entitled to appraisal rights under the Texas Business Corporation Act in respect of the Share Issuance.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF AVIVA COMMON STOCK ENTITLED TO VOTE WITH RESPECT TO THE SHARE ISSUANCE AND PRESENT AT THE AVIVA SPECIAL MEETING IN PERSON OR BY PROXY IS REQUIRED TO APPROVE THE SHARE ISSUANCE. EVEN IF YOU PLAN TO ATTEND THE AVIVA SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE AVIVA SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE AVIVA SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                    By Order of the Board of Directors



                                              James L. Busby
                                                 Secretary
Dallas, Texas
______________, 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED JUNE 30, 1998


                             AVIVA PETROLEUM INC.

                         GARNET RESOURCES CORPORATION

                       JOINT PROXY STATEMENT/PROSPECTUS

     This Joint Proxy Statement/Prospectus relates to the proposed merger of Aviva Merger, Inc. a Delaware corporation ("Merger Sub") and an indirect, wholly owned subsidiary of Aviva Petroleum Inc., a Texas corporation ("Aviva"), with and into Garnet Resources Corporation, a Delaware corporation ("Garnet"), pursuant to the Agreement and Plan of Merger dated as of June 24, 1998 among Aviva, Merger Sub and Garnet (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

     This Joint Proxy Statement/Prospectus also relates to the issuance by Aviva of an aggregate of up to 14,036,987 shares of Aviva Common Stock (the "Share Issuance"), of which (i) up to 1,149,216 shares would be issued in the Merger pursuant to the Merger Agreement and (ii) 12,887,771 shares would be issued in exchange for $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures") pursuant to the Debenture Purchase Agreement dated as of June 24, 1998 between Aviva and the holders of the Debentures (the "Debenture Purchase Agreement"). Consummation of the purchases of the Debentures by Aviva is a condition to Aviva's obligation to consummate the Merger.

     As a result of the Merger, (i) Garnet would become a wholly owned subsidiary of Aviva and (ii) each share of common stock, par value $.01 per share, of Garnet ("Garnet Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than Garnet Common Stock held directly or indirectly by Aviva or Garnet, would be converted into
0.10 of one share of common stock, without par value, of Aviva ("Aviva Common Stock"); provided, however, that any record holder of Garnet Common Stock who would not be entitled to at least 100 shares of Aviva Common Stock upon consummation of the Merger will receive cash at the rate of $0.02 per share for each of the shares of Garnet Common Stock held by such holder.

     This Joint Proxy Statement/Prospectus is being furnished to holders of Garnet Common Stock in connection with the solicitation of proxies by the Board of Directors of Garnet for use at the special meeting of stockholders of Garnet to be held on _________, 1998 (the "Garnet Special Meeting"). At the Garnet Special Meeting, holders of Garnet Common Stock will be asked to adopt the Merger Agreement.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of Aviva Common Stock in connection with the solicitation of proxies by the Board of Directors of Aviva for use at the special meeting in lieu of the 1998 annual meeting of stockholders of Aviva to be held on _________, 1998 (the "Aviva Special Meeting"). At the Aviva Special Meeting, holders of Aviva Common Stock will be asked to approve the Share Issuance, to elect two directors and to approve the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Aviva with respect to up to 1,149,216 shares of Aviva Common Stock to be issued pursuant to the Merger Agreement.

     The shares of Aviva Common Stock issued pursuant to the Merger and in connection with the purchase of the Debentures will be deposited with ChaseMellon Shareholder Services L.L.C., as Depositary pursuant to a Depositary Agreement with Aviva, and the Depositary will issue and deliver to the holders of Garnet Common Stock and the Debentures Depositary Shares evidenced by Depositary Receipts on the basis of one Depositary Share for each five shares of Aviva Common Stock. The Aviva Depositary Shares will be listed on the American Stock Exchange ("ASE").

     On June __, 1998, the middle market price of Aviva Common Stock on the London Stock Exchange Limited was ___ pence and the closing price of Aviva Depositary Shares (each of which represents five shares of Aviva Common Stock) on the ASE was $___. On the same day, the closing price of Garnet Common Stock, as reported on the OTC Bulletin Board ("OTCBB"), was $______.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS _____________, 1998. THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS OF GARNET AND AVIVA ON OR ABOUT _____________, 1998.

   No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Aviva or Garnet. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall under any circumstances create an implication that there has been no change in the affairs of Aviva or Garnet since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation.

     This Joint Proxy Statement/Prospectus incorporates certain documents by reference that are not presented herein or delivered herewith. Aviva and Garnet each undertakes to provide copies of such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference), without charge, to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request to, in the case of documents relating to Aviva, James L. Busby, Secretary and Treasurer, Aviva Petroleum Inc., 8235 Douglas Avenue, Suite 400, Dallas, Texas, 75225 (telephone (214) 691-3464) and, in the case of documents relating to Garnet, Douglas Fry, President, Garnet Resources Corporation, 1214 Wilmington Avenue, Suite 303, Salt Lake City, Utah 84106 (telephone (801) 484-3088). In order to ensure delivery of the documents, such requests should be received by ____________, 1998.


                             AVAILABLE INFORMATION

     Aviva and Garnet are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File Nos. 0-22258 and 0-16621, respectively), and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to their respective businesses, financial statements and other matters. Reports, proxy statements and other information filed by Aviva and Garnet can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Aviva and Garnet. The address of that web site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Aviva may be inspected at the offices of the ASE, 86 Trinity Place, New York, New York 10006.

     Aviva has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering, sale and delivery of the Aviva Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Aviva and its affiliates, including Merger Sub, has been provided by Aviva, and the information contained herein with respect to Garnet and its affiliates has been provided by Garnet, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     All information contained in this Joint Proxy Statement/Prospectus or incorporated herein by reference with respect to Aviva was supplied by Aviva, and all information contained in this Joint Proxy Statement/Prospectus or incorporated herein by reference with respect to Garnet was supplied by Garnet. Although neither Aviva nor Garnet has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated by reference herein is inaccurate or incomplete, neither Aviva nor Garnet warrants the accuracy or completeness of such statements or information as they relate to the other party.

Forward Looking Statements

     Statements relating to Aviva contained in this Joint Proxy Statement/Prospectus that are not historical facts are forward-looking statements. In addition, Aviva, through its management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting Aviva's best judgment based on current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by Aviva include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide and in Colombia, imprecision of reserve estimates, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling, working-over and operating wells during the periods covered by the forward looking statements and worsening financial difficulties affecting Aviva's co-owner of oil and gas properties in Colombia, as well as other factors described in this Joint Proxy Statement/Prospectus.

     Certain of the matters discussed in this Joint Proxy Statement/Prospectus relating to Garnet are forward-looking statements, and such statements involve risks and uncertainties. The forward-looking statements were prepared on the basis of certain assumptions that relate, among other things, to costs expected to be incurred in the development of Garnet's properties, the receipt of environmental and other necessary administrative permits required for such development, future oil prices, future production rates and the ability to conclude a business combination or a debt restructuring transaction. Even if the assumptions on which the projections are based prove accurate and appropriate, the actual results of Garnet's operations in the future may vary widely from the financial projections due to unforeseen engineering, mechanical or technological difficulties in drilling or working over wells, regional political issues, general economic conditions, increased competition, changes in government regulation or intervention in the oil and gas industry, and other risks described herein. Accordingly, the actual results of Garnet's operations in the future may vary widely from the forward-looking statements included herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

  1. For Aviva, its:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998: and

     (c) Current Reports on Form 8-K dated April 17, 1998 and June 24, 1998.

  2. For Garnet, its:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     (c) Current Report on Form 8-K dated June __, 1998.

  All documents filed by Aviva or Garnet pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings of the stockholders of Aviva and Garnet shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        Page
AVAILABLE INFORMATION....................................................................  2
  Forward Looking Statements.............................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................................  5

QUESTIONS AND ANSWERS ABOUT THE AVIVA/GARNET MERGER...................................... 10

SUMMARY.................................................................................. 13
  The Companies.......................................................................... 13
  Our Reasons for the Merger............................................................. 13
  The Stockholder Meetings............................................................... 13
  Our Recommendations to Stockholders.................................................... 13
  The Record Date for Voting at the Special Meetings..................................... 14
  Votes Required......................................................................... 14
  Voting................................................................................. 14
  Security Ownership of Management....................................................... 14
  The Merger and the Merger Agreement.................................................... 14
  Related Transactions................................................................... 15
  Ownership of Aviva Following the Merger................................................ 15
  Interests of Certain Persons in the Merger............................................. 15
  Directors of Aviva Following the Merger................................................ 15
  Conditions to the Merger............................................................... 15
  No Solicitation........................................................................ 16
  Termination of the Merger Agreement.................................................... 16
  Material Federal Income Tax Consequences............................................... 17
  Anticipated Accounting Treatment....................................................... 17
  No Appraisal Rights.................................................................... 17
  Comparative Rights of Garnet and Aviva Stockholders.................................... 17

MARKET PRICE AND DIVIDEND DATA........................................................... 18
  Dividends.............................................................................. 19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION................................... 20
  Aviva Petroleum Inc.................................................................... 20
  Garnet Resources Corporation........................................................... 22

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.............................. 23

COMPARATIVE PER SHARE DATA............................................................... 24

THE COMPANIES............................................................................ 25
  Aviva.................................................................................. 25
  Merger Sub............................................................................. 25
  Garnet................................................................................. 25

THE SPECIAL MEETINGS..................................................................... 26
  Garnet................................................................................. 26

  Aviva.................................................................................  27

REASONS FOR THE MERGER..................................................................  28
  General Background....................................................................  28
  Aviva.................................................................................  30
  Garnet................................................................................  30
  Pro Forma Financial Condition.........................................................  31
  Aviva Board of Directors..............................................................  32
  Garnet Board of Directors.............................................................  33

THE MERGER..............................................................................  34
  General Description of the Merger.....................................................  34
  Interests of Certain Persons in the Merger............................................  34
  Certain Federal Income Tax Consequences...............................................  35
  Accounting Treatment..................................................................  35
  Governmental and Regulatory Approvals.................................................  36
  Restrictions on Resales by Affiliates.................................................  36
  Rights of Dissenting Stockholders.....................................................  36

CERTAIN TERMS OF THE MERGER AGREEMENT...................................................  36
  Effective Time of the Merger..........................................................  36
  Manner and Basis of Converting Shares.................................................  36
  Garnet Options........................................................................  38
  Conditions to the Merger..............................................................  38
  Representations and Warranties........................................................  39
  Certain Covenants; Conduct of Business Prior to the Merger............................  39
  No Solicitation.......................................................................  40
  Certain Post-Merger Matters...........................................................  41
  Termination or Amendment of the Merger Agreement......................................  41
  Expenses and Termination Fee..........................................................  42
  Indemnification.......................................................................  42

THE DEBENTURE PURCHASE AGREEMENT........................................................  43
  General...............................................................................  43
  Representations and Warranties........................................................  43
  Conditions............................................................................  43
  Termination...........................................................................  43

THE BANK CREDIT FACILITY................................................................  44

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.....................................  46
  Unaudited Pro Forma Condensed Statement of Operations Year Ended December 31, 1997....  46
  Unaudited Pro Forma Condensed Statement of Operations Three Months Ended
   March 31, 1998.......................................................................  47
  Unaudited Pro Forma Condensed Balance Sheet March 31, 1998............................  48
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..............  49

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................... 50
  Aviva.................................................................................. 50
  Garnet................................................................................. 50

DESCRIPTION OF AVIVA CAPITAL STOCK....................................................... 52
  General................................................................................ 52
  Aviva Common Stock..................................................................... 52
  Certain Provisions of Aviva Charter and Bylaws......................................... 52
  Transfer Agent and Registrar........................................................... 53

DESCRIPTION OF DEPOSITARY SHARES......................................................... 53
  Deposit and Withdrawal of Aviva Common Stock........................................... 53
  Dividends, Other Distributions and Rights.............................................. 53
  Record Dates........................................................................... 54
  Voting of the Aviva Common Stock....................................................... 54
  Inspection of Transfer Books........................................................... 55
  Reports and Notices.................................................................... 55
  Changes Affecting Aviva Common Stock................................................... 55
  Amendment and Termination of the Deposit Agreement..................................... 55
  Charges of Depositary.................................................................. 56
  General................................................................................ 56
COMPARATIVE RIGHTS OF AVIVA AND GARNET STOCKHOLDERS...................................... 56
  Amendments to the Charter.............................................................. 57
  Amendments to Bylaws................................................................... 57
  Board of Directors..................................................................... 57
  Removal of Directors................................................................... 57
  Newly Created Directorships and Vacancies.............................................. 58
  Special Meetings of Stockholders....................................................... 58
  Action by Written Consent.............................................................. 58
  Voting................................................................................. 59
  Mergers and Other Fundamental Transactions............................................. 59
  Limitations on Directors' Liability.................................................... 59
  Indemnification........................................................................ 59

THE AVIVA SPECIAL MEETING; ADDITIONAL MATTERS............................................ 60
  Election of Aviva Directors............................................................ 60
  Information Regarding Current Directors................................................ 60
  Information Regarding Nominees for Director............................................ 61
  Executive Officers of Aviva............................................................ 61
  Meetings and Committees of the Board of Directors...................................... 61
  Compliance with Section 16(a) of the Securities Exchange Act of 1934................... 62
  Summary Compensation Table............................................................. 62
  Directors' Fees........................................................................ 63
  Option Grants During 1997.............................................................. 63
  Option Exercises During 1997 and Year End Option Values................................ 63
  Compensation Committee Interlocks and Insider Participation in Compensation Decisions.. 63
  Employment Contracts................................................................... 63

  Compensation Committee Report on Executive Compensation................................ 63
  Performance Graph...................................................................... 64
  Security Ownership of Certain Beneficial Owners........................................ 65
  Security Ownership of Management....................................................... 66

INDEPENDENT PUBLIC ACCOUNTANTS........................................................... 67

LEGAL MATTERS............................................................................ 67

EXPERTS.................................................................................. 67

STOCKHOLDER PROPOSALS.................................................................... 67

                          QUESTIONS AND ANSWERS ABOUT
                            THE AVIVA/GARNET MERGER


Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: Garnet is engaged in the oil and gas exploration and production business through the ownership and operation of certain properties in Colombia. Aviva is similarly engaged and is the co-owner of the Colombian oil and gas properties operated by Garnet. Aviva also owns oil and gas properties located in the offshore waters of the Gulf of Mexico. For various reasons, including depressed oil and gas prices, Garnet is experiencing serious financial difficulties. If Garnet were unable to continue to pay its share of the costs of operating the Colombian properties, the financial burden of doing so would fall on Aviva and both companies would risk forfeiture of their interests in the properties. Aviva is experiencing similar financial difficulties and is unlikely to be able to bear the additional financial burden of operating the properties. The managements of the two companies believe that a merger of the two companies, together with the debt relief to be provided in conjunction with the merger, will enable the combined company to withstand the current financial crisis.

Q:  WHAT WILL GARNET STOCKHOLDERS RECEIVE FOR THEIR GARNET SHARES?

A: Depending on the number of shares of Garnet common stock you own, you will receive either cash or depositary shares representing Aviva common stock.

Q:  HOW DO I DETERMINE WHICH I WILL RECEIVE?

A: If you own less than 1,000 shares of Garnet common stock, you will receive cash in the amount of $0.02 per share. If you own 1,000 or more shares (i.e., enough to entitle you to receive at least 100 shares of Aviva common stock), you will receive Aviva common stock.

Q:  IF I AM ENTITLED TO AVIVA COMMON STOCK, WHAT WILL I RECEIVE?

A: You will receive one-tenth of one share of Aviva common stock in exchange for each of your shares of Garnet common stock. This exchange ratio will not change, even if the market price of Aviva's common stock or Garnet's common stock increases or decreases between now and the date that the merger is completed. Aviva will not issue fractional shares, but will pay cash in lieu thereof.

Q:  WILL I BE ABLE TO SELL THE AVIVA COMMON   STOCK?

A: No, but you will be able to sell the depositary shares you receive in lieu of Aviva common stock. In the U. S., the only market for Aviva securities is the American Stock Exchange. The securities listed on that exchange are depositary shares representing shares of Aviva common stock. Consequently, the shares of Aviva common stock to be issued pursuant to the merger will be deposited with an institutional depositary for the benefit of the former Garnet stockholders. The depositary will issue depositary shares on the basis of one depositary share for each five shares of Aviva common stock. The depositary receipts representing the depositary shares will be delivered to the former Garnet stockholders.

Q:  WILL AVIVA STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. The merger will not have any effect on the number of shares of Aviva common stock that you own.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the ______, 1998 Aviva special stockholder meeting (if you are a Aviva stockholder) or at the _______, 1998 Garnet special stockholder meeting (if you are a Garnet stockholder).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you are a Garnet stockholder, your broker will not be able to vote your shares without instructions from you. If you are an Aviva stockholder, your broker will not be able to vote your shares without instructions from you, except with respect to the election of directors and ratification of Aviva's independent accountants. You should instruct your broker to vote your shares, following the directions by your broker.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted at the applicable stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a Garnet stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Garnet common stock for depositary shares representing shares of Aviva common stock (and your cash payment in lieu of any fractional share of Aviva common stock). If you are an Aviva stockholder, you will keep your certificates.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: Neither Aviva nor Garnet has, during the last fifteen years, paid any dividends with respect to its outstanding common stock. The board of directors does not now intend to pay any such dividends in the foreseeable future.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?

A: The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Garnet Common stock that exchanges such stock for Aviva Common stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Aviva Common stock received by such holders in the Merger and the adjusted basis of the Garnet Common stock surrendered in the Merger. Thus, the Merger could result in a federal income tax liability even though no cash is received in the transaction.

    The merger will not have any effect on Aviva stockholders for federal income tax purposes.

Q:  ARE ANY REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER?

A: No, other than certain filings under the securities or blue sky laws of certain states.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger in the third quarter of 1998. We are working toward completing the merger as quickly as possible.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Commission's public reference facilities. Please call the Commission at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov and, in the case of Aviva, at the offices of the American Stock Exchange. For a more detailed description of the information available, please see pages 2 and 3.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a Aviva stockholder and you have more questions about the merger, you should contact:

                              AVIVA PETROLEUM INC.
                              8235 Douglas Avenue
                                   Suite 400
                              Dallas, Texas  75225
                           Telephone: (214) 691-3464
                           Attn.:  Mr. Ronald Suttill

  If you are a Garnet stockholder and you have more questions about the merger, you should contact:

                          GARNET RESOURCES CORPORATION
                             1214 Wilmington Avenue
                                   Suite 303
                           Salt Lake City, Utah 84106
                           Telephone:  (801) 484-3088
                           Attn.:  Mr. Douglas W. Fry

                                    SUMMARY

  This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where Can I Find More Information about the Companies?" (page 11). The merger agreement is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. Aviva and Garnet will furnish copies of the merger agreement to any stockholder of such corporation upon request. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                            THE COMPANIES  (PAGE 25)

AVIVA PETROLEUM INC. (PAGE 25)
8235 Douglas Avenue
Suite 400
Dallas, Texas 75225

  Aviva is engaged in the exploration for and development and production of oil and gas in Colombia and offshore in the United States. At March 31, 1998, Aviva had consolidated total assets of approximately $12.598 million and consolidated stockholders' equity of approximately $0.783 million and employed 8 persons.

GARNET RESOURCES CORPORATION (PAGE 25)
RR 2 Box 4400
Nacogdoches, Texas 75961

  Garnet is engaged primarily in the exploration, development and production of oil and gas properties located outside the United States. Garnet currently holds interests in oil and gas properties in Colombia and in Papua New Guinea. At March 31, 1998, Garnet had consolidated total assets of approximately $12.659 million and consolidated stockholders' deficit of approximately $(11.959) million and employed approximately 75 persons.

  The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. You should review the discussion contained in this joint proxy statement/prospectus under the caption "Reasons for the Merger--Garnet."


                      OUR REASONS FOR THE MERGER (PAGE 28)

  Subsidiaries of Garnet and Aviva are co-owners of oil and gas properties located in Colombia. For various reasons, including depressed oil and gas prices, Garnet is experiencing serious financial difficulties. If Garnet were unable to continue to pay its share of the costs of operating the Colombian properties, the financial burden of doing so would fall on Aviva and both companies would risk forfeiture of their interests in the properties. Aviva is experiencing similar financial difficulties and is unlikely to be able to bear the additional financial burden of operating the properties. The managements of the two companies believe that a merger of the two companies, together with the debt relief to be provided in conjunction with the merger, will enable the combined company to withstand the current financial crisis.

                      THE STOCKHOLDER MEETINGS  (PAGE 26)

  AVIVA. A special meeting of the stockholders of Aviva in lieu of its annual meeting will be held on ____________, _______________, 1998, at
______________________, Dallas, Texas at ___:00 a.m. local time.  At the meeting, Aviva stockholders will be  asked to:

 . approve the issuance of shares of Aviva common stock to Garnet stockholders in the merger and to the holders of the Garnet debentures pursuant to the debenture purchase agreement,

 . elect two directors; and

 . ratify the appointment of KPMG Peat Marwick LLP as Aviva's independent auditors.

  GARNET. A special meeting of the stockholders of Garnet will be held on _______________, 1998, at 201 South Main, Suite 1800, Salt Lake City, Utah at 10:00 a.m. local time. At the meeting, Garnet stockholders will be asked to approve the merger agreement.

OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 33)

TO AVIVA STOCKHOLDERS:

  The Aviva Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the issuance of the Aviva shares (i) in the merger and (ii) to the holders of the Garnet debentures in exchange for the debentures. The Aviva Board also unanimously recommends that you vote "FOR" the election of the Board's nominees to the Aviva Board of Directors and "FOR" the ratification of the Board's selection of KPMG Peat Marwick LLP as Aviva's independent accountants.

TO GARNET STOCKHOLDERS:

  The Garnet Board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote "FOR" the approval of the merger agreement.

THE RECORD DATE FOR VOTING AT THE SPECIAL MEETINGS (PAGE 26)

  AVIVA. The close of business on __________, 1998 was the record date for determining the holders of common stock of Aviva that are entitled to vote at the Aviva special meeting. There are 31,482,716 shares of common stock of Aviva entitled to be voted at the Aviva special meeting.

  GARNET. The close of business on ____________, 1998 was the record date for determining the holders of common stock of Garnet that are entitled to vote at the Garnet special meeting. There are 11,492,162 shares of common stock of Garnet entitled to be voted at the Garnet special meeting.

VOTES REQUIRED  (PAGE 26)

  AVIVA. The transaction of business at the Aviva special meeting requires the presence in person or by proxy of the holders of one-third of the shares of common stock of Aviva entitled to vote in order to constitute a quorum. If a quorum is present, (i) approval of the Share Issuance requires the affirmative vote of a majority of the shares of common stock of Aviva entitled to vote with respect thereto present in person or by proxy at the Aviva special meeting, (ii) the election of each director requires a plurality of the votes cast and (iii) ratification of the selection of independent accountants requires the affirmative vote of the holders of a majority of the shares of common stock of Aviva present in person or by proxy at the meeting and entitled to vote thereon.

  GARNET. The transaction of business at the Garnet special meeting requires the presence in person or by proxy of the holders of a majority of the shares of Garnet common stock entitled to vote in order to constitute a quorum. If a quorum is present, the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Garnet common stock entitled to vote.

VOTING  (PAGE 26)

  AVIVA. Aviva stockholders will have one vote at the Aviva Special Meeting for each share of Aviva Common stock held of record on _______, 1998 for each of the matters to be considered at the meeting. If you are a holder of Aviva depositary shares, you should instruct the depositary to vote the Aviva common stock represented by your depositary shares in accordance with your wishes, following directions provided by the depositary.

  GARNET. Garnet stockholders will have one vote at the Garnet special meeting for each share of Garnet Common stock held of record on _______, 1998 for each of the matters to be considered at the meeting.

SECURITY OWNERSHIP OF MANAGEMENT  (PAGES 50 AND 66)

  AVIVA. As of the Aviva record date, the directors and executive officers of Aviva owned approximately 8.7% of the outstanding shares of Aviva common stock entitled to vote at the Aviva special meeting. Each of such directors and executive officers has advised Aviva that he or she plans to vote or to direct the vote of all such shares of Aviva common stock in favor of the Share Issuance, the election of the proposed nominees for director and the ratification of Aviva's independent auditors.

  GARNET. At the Garnet record date, the directors and executive officers of Garnet owned approximately 3.6% of the outstanding shares of Garnet common stock entitled to vote at the Garnet special meeting. Each of such directors and executive officers has advised Garnet that he or she plans to vote or to direct the vote of all such shares of Garnet common stock in favor of the merger agreement.

                      THE MERGER AND THE MERGER AGREEMENT

WHAT YOU WILL RECEIVE IN THE MERGER  (PAGE 34)

  AVIVA STOCKHOLDERS:

  After the Merger, each share of Aviva common stock will remain outstanding and will represent one share of the combined companies, which will continue under the name "Aviva Petroleum Inc."

  GARNET STOCKHOLDERS:

  At the effective time of the merger,(i) Merger Sub will be merged with and into Garnet, and Garnet will be the surviving corporation in the merger, (ii) Garnet will become a wholly owned subsidiary of Aviva and (iii) subject to certain provisions with respect to fractional shares, each issued and outstanding share of Garnet common stock will, depending on the number of shares of Garnet common stock you hold, be converted into the right to receive $0.02 in cash or be converted into Aviva common stock at the exchange ratio of one-tenth of one share of Aviva common stock for each share of Garnet common stock.

  If you hold less than 1,000 shares of Garnet common stock (which at such exchange ratio would entitle you to receive less than 100 shares of Aviva common stock), you will receive cash at the rate of $0.02 per share. If you hold 1,000 shares of Garnet common stock, you will receive shares of Aviva common stock at the rate of one-tenth of one Aviva share for each Garnet share.

                         RELATED TRANSACTIONS (PAGE 43)

  GARNET DEBENTURES. Aviva has entered into an agreement to purchase $15,000,000 in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock. Consummation of this transaction is a condition to the Merger.

  BANK CREDIT FACILITY. Aviva and its bank lender have amended Aviva's bank credit facility to allow Aviva to borrow $15,000,000 at the effective time of the Merger. Aviva will use these funds to pay $7.44 million owed to its bank lender and approximately $6.2 million (net of amounts in escrow) owed by Garnet to another bank, which borrowings were guaranteed by the Overseas Private Investment Corporation. Consummation of this transaction is a condition to the Merger.

               OWNERSHIP OF AVIVA FOLLOWING THE MERGER (PAGE 34)

  Assuming that, following the record dates, there are no changes in the numbers of shares of Aviva common stock or Garnet common stock outstanding and the numbers of shares of Garnet common stock held by the holders thereof do not change prior to the effective date of the merger, Aviva would issue ______ shares of its common stock and pay $____ in cash pursuant to the merger. No shares of Aviva common stock will be issued on exercise of Garnet stock options after the merger because the holders of such options will be required to surrender the options as a condition of the merger. Consequently, current holders of Garnet common stock would own approximately 3% of the outstanding Aviva common stock after the merger. The holders of the Garnet debentures will acquire Aviva common stock representing approximately 28% of the shares outstanding after the merger.

             INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 34)

  In considering the Garnet Board's recommendation that Garnet stockholders vote in favor of approval and adoption of the merger agreement and the transactions related thereto, Garnet stockholders should be aware that the President and Chief Executive Officer and the Vice President-Finance and Secretary of Garnet have change in control severance agreements with Garnet that give them interests in the merger that are different from other Garnet stockholders.

              DIRECTORS OF AVIVA FOLLOWING THE MERGER  (PAGE 60)

  Pursuant to the merger agreement, Aviva and Garnet have agreed that the Board of Directors of Aviva immediately following the merger will be reduced to three and will consist of two members of Aviva's Board of Directors and, in addition, Robert J. Cresci, a director of Garnet.

                      CONDITIONS TO THE MERGER  (PAGE 38)

  Aviva and Garnet will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

  . the approval and adoption of the merger agreement by the stockholders of Garnet;

  .  the approval of the Share Issuance by the stockholders of Aviva;

  . the absence of any law, regulation or order making the merger illegal or otherwise prohibiting consummation of the merger;

  . the depositary shares representing the Aviva common stock shall have been listed on the American Stock Exchange; and

  . the accuracy in all material respects of the representations and warranties of each party and compliance in all material respects with all agreements and covenants by each party.

In addition, Aviva will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by it. These include:

  . The Garnet debentures shall have been acquired by Aviva in exchange for 12,887,771 shares of Aviva common stock;

  . The bank credit agreement shall have been amended and the bank shall have made available to Aviva credit of $ 15,000,000 against which Aviva shall have refinanced the indebtedness theretofore outstanding under the bank credit agreement and shall have paid and discharged the Garnet bank debt;

  . The aggregate obligation of Garnet with respect to the principal of the Garnet bank debt shall not, on the closing date, exceed $6,000,000 (net of escrow amounts);

  . The aggregate amount of consolidated current assets of Garnet, less the aggregate amount of its consolidated liabilities, absolute and contingent, whether or not accrued (exclusive of indebtedness represented by the Garnet bank debt and the Garnet debentures), shall not be less than $100,000;

  . Each holder of outstanding Garnet stock options shall have surrendered all such options to Garnet for cancellation.

                           NO SOLICITATION  (PAGE 40)

  Garnet has agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination with such other party while the merger is pending.

                 TERMINATION OF THE MERGER AGREEMENT (PAGE 41)

  BY EITHER PARTY. Aviva and Garnet mutually can agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either one of them can terminate the merger agreement if:

  .  the merger is not completed before September 30, 1998;

  .  a governmental authority prohibits the merger;

  .  the stockholders of Garnet do not approve and adopt the merger agreement;
     or

  .  the stockholders of Aviva do not approve the Share Issuance.

  BY AVIVA.  Aviva may terminate the merger agreement:

  . upon a breach of any representation, warranty, covenant or agreement on the part of Garnet set forth in the merger agreement or if any representation or warranty of Garnet shall have become untrue, in either case such that Aviva's conditions to effecting the merger would not be satisfied and such breach or untruth would result in a material adverse effect on Garnet;

  . if (A) a third party acquires securities representing more than 30% of the outstanding voting securities of Garnet or (B) individuals who as of the date of this Agreement constitute the Board of Directors of Garnet shall cease for any reason to constitute a majority of the Board of Directors of Garnet; or

  . if the Board of Directors of Garnet withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to Aviva or recommends any superior proposal, or resolves to do so.

  BY GARNET.  Garnet may terminate the merger agreement:

  . upon a breach of any representation, warranty, covenant or agreement on the part of Aviva set forth in the merger agreement or if any representation or warranty of Aviva shall have become untrue, in either case such that Garnet's conditions to effecting the merger would not be satisfied, and such breach or untruth would result in a material adverse effect on Aviva; or

  . at any time prior to approval and adoption of the merger agreement and the merger by the stockholders of Garnet, upon 72 hours prior written notice to Aviva, if the Board of Directors of Garnet shall have concluded in good faith based on advice of outside counsel that such action is necessary to act in a manner consistent with its fiduciary duties under applicable law and subject to certain other conditions.

TERMINATION FEES  (PAGE 42)

  TERMINATION FEES PAYABLE TO AVIVA. If the merger agreement is terminated by Aviva because the Board of Directors of Garnet shall have withdrawn or modified its recommendation of the merger in a manner adverse to Aviva or shall have approved or recommended any superior proposal or because Garnet shall have breached the merger agreement or because of an acquisition of voting power or change of board of Garnet, Garnet will be required to pay to Aviva $50,000.

              MATERIAL FEDERAL INCOME TAX CONSEQUENCES  (PAGE 35)

  The merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Garnet common stock that exchanges such stock for Aviva common stock in the merger will recognize gain or loss equal to the difference between the fair market value of the Aviva common stock received by such holder in the merger and the adjusted basis of the Garnet common stock surrendered in the merger. Thus, the merger could result in a federal income tax liability even though no cash is received in the transaction.

  TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                  ANTICIPATED ACCOUNTING TREATMENT  (PAGE 35)

  The merger will be accounted for as a "purchase" of Garnet for financial accounting purposes.

                         NO APPRAISAL RIGHTS  (PAGE 36)

  Neither Aviva's nor Garnet's stockholders are entitled to any appraisal or dissenter's rights in connection with the merger.

         COMPARATIVE RIGHTS OF GARNET AND AVIVA STOCKHOLDERS  (PAGE 56)

  In the merger, if you are a Garnet stockholder, you will receive depositary shares, each of which represents five shares of Aviva common stock and you will thereby become an Aviva stockholder. There are various differences between the rights of Garnet stockholders and the rights of Aviva stockholders. If you are an Aviva stockholder, there will be no change in your rights as an Aviva stockholder after the merger.

                         MARKET PRICE AND DIVIDEND DATA

MARKET PRICES

   Aviva Depositary Shares (each representing five shares of Aviva Common Stock) are traded on the ASE under the symbol "AVV" and Garnet Common Stock is traded on the OTC Bulletin Board (the "OTCBB") under the symbol "GARN." The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Aviva Depositary Shares and Garnet Common Stock as reported on the ASE and the OTCBB.

                                                Aviva          Garnet
                                            --------------  ------------
                                             High     Low   High    Low
                                            ------  ------  -----  -----
1995*
  First Quarter...........................  $ 6.13   $5.13  $3.50  $2.13
  Second Quarter..........................    7.38    5.13   3.13   1.75
  Third Quarter...........................    5.38    4.00   2.38   1.63
  Fourth Quarter..........................    4.88    4.25   2.38   1.00
1996*
  First Quarter...........................    4.38    3.88   2.00   0.94
  Second Quarter..........................   11.38    3.50   1.00   0.44
  Third Quarter...........................    6.25    3.00   0.63   0.25
  Fourth Quarter..........................    5.75    3.00   0.56   0.25
1997*
  First Quarter...........................    4.13    2.88   1.00   0.38
  Second Quarter..........................    3.00    1.63   0.50   0.31
  Third Quarter...........................    4.13    1.63   0.50   0.25
  Fourth Quarter..........................    2.06    0.98   0.38   0.03
1998*
  First Quarter...........................    1.75    1.00   0.10   0.03
  Second Quarter (through June 23, 1998)..    1.19    0.81   0.14   0.01

__________________________
  * Calendar quarters. The fiscal years of both Aviva and Garnet end on December 31.

  The Aviva Common Stock (rather than Aviva Depositary Shares) is traded on the London Stock Exchange Limited (the "LSE"). The following table sets forth, for the periods indicated, the middle market prices for the Aviva Common Stock as published in the Daily Official List and do not represent actual transactions. Prices on the LSE are expressed in British pounds sterling and, accordingly, the prices for the Common Stock traded on the LSE included in the following table are similarly expressed. For ease of reference, these prices are also expressed in U.S. dollars, having been converted using the exchange rate in effect on the first day on which the stock price attained the high or low price indicated.

                                                        Pounds              Dollars
                                                   ------------------     -------------
                                                   High           Low     High    Low
                                                   ----          ----     -----  ------
1995
 First Quarter...........................  (Pounds)0.55  (Pounds)0.47      $0.87  $0.73
 Second Quarter..........................          0.58          0.53       0.93   0.84
 Third Quarter...........................          0.53          0.45       0.85   0.71
 Fourth Quarter..........................          0.55          0.38       0.85   0.59

1996
 First Quarter...........................          0.46          0.34       0.71   0.52
 Second Quarter..........................          0.41          0.25       0.63   0.38
 Third Quarter...........................          0.34          0.25       0.53   0.38
 Fourth Quarter..........................          0.41          0.28       0.67   0.43

                                                        Pounds                Dollars
                                                   ------------------       ------------
                                                   High           Low        High    Low
                                                   ----          ----       -----  -----
1997
 First Quarter...........................  (Pounds)0.42  (Pounds)0.28       $0.69  $0.45
 Second Quarter..........................          0.32          0.27        0.51   0.44
 Third Quarter...........................          0.30          0.21        0.50   0.34
 Fourth Quarter..........................          0.25          0.17        0.40   0.28

1998
 First Quarter...........................          0.28          0.12        0.45   0.20
 Second Quarter (through June 23, 1998)..          0.14          0.10        0.22   0.16

_______________

  On April 15, 1998, the last trading day prior to the date of the joint announcement by Aviva and Garnet that they had entered into an agreement in principle contemplating the Merger, the closing per share sales prices of Aviva Depositary Shares (each representing five shares of Aviva Common Stock) and Garnet Common Stock, as reported on the ASE and the OTCBB, were $1.00 and $0.0625, respectively. See the cover page of this Joint Proxy Statement/Prospectus for recent closing prices of Aviva Depositary Shares and Garnet Common Stock.

  Following the Merger, Aviva Common Stock will continue to be traded on the LSE and Aviva Depositary Shares will continue to be traded on the ASE. Following the Merger, Garnet Common Stock will cease to be traded on the OTCBB and there will be no further market for the Garnet Common Stock.

 DIVIDENDS

  No cash dividends were declared or paid on Aviva Common Stock or Garnet Common Stock during any of the calendar quarters indicated in the table above.

  The Board of Directors of Aviva does not intend for the foreseeable future to declare any dividends on the outstanding shares of Aviva Common Stock. The declaration and payment of future dividends, however, will be at the discretion of the Board of Directors of Aviva and will depend upon, among other things, future earnings of Aviva, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                             AVIVA PETROLEUM INC.

  The following selected historical financial information for each of the years ended December 31, 1993 through 1997 have been derived from Aviva's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The selected consolidated financial data as of March 31, 1997 and 1998 and for the three month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Aviva, have been prepared on the same basis as the other financial statements of Aviva and, in the opinion of Aviva, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Aviva for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Aviva's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, incorporated by reference in this Joint Proxy Statement/Prospectus. The oil and gas price declines discussed under "Reasons for the Merger--General Background" have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the quarter ended March 31, 1998 and may continue to materially and adversely affect their financial results of operations for the second and following quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

                                                    FOR THE YEARS ENDED                     THREE MONTHS ENDED
                                                        DECEMBER 31,                             MARCH 31,
                                  -----------------------------------------------------     ---------------------
                                     1997       1996       1995       1994       1993         1998        1997
                                  ---------   --------   --------   --------   --------     ---------   ---------
                                                  (in thousands, except per share data)
CONSOLIDATED INCOME
   STATEMENT DATA FOR
   THE PERIOD:

Revenues                           $  9,726    $13,750    $10,928    $ 8,546    $10,682     $   1,146     $ 3,214
Loss before extraordinary item
   and cumulative effect of
   accounting change               $(22,482)   $  (937)   $(2,689)   $(2,460)   $(1,963)    $  (2,965)    $(2,425)
Extraordinary item -
   debt extinguishment             $      -    $     -    $     -    $     -    $  (341)    $       -     $     -
Cumulative effect to
   January 1, 1993 of change in
accounting for taxes               $      -    $     -    $     -    $     -    $  (330)    $       -     $     -
Net loss                           $(22,482)   $  (937)   $(2,689)   $(2,460)   $(2,634)    $  (2,965)    $(2,425)
Loss before extraordinary
   item and cumulative
   effect of accounting change
   per common share                $  (0.71)   $ (0.03)   $ (0.09)   $ (0.08)   $ (0.08)    $   (0.09)    $ (0.08)
Basic and diluted net loss
   per common share                $  (0.71)   $ (0.03)   $ (0.09)   $ (0.08)   $ (0.11)    $   (0.09)    $ (0.08)
Weighted average
   shares outstanding                31,483     31,483     31,483     31,483     24,756        31,483      31,483
Cash dividends per
   common share                    $      -    $     -    $     -    $     -    $     -     $       -     $     -

CONSOLIDATED BALANCE SHEET
 DATA AT PERIOD END:

Total assets                       $ 16,445    $42,944    $45,460    $42,383    $45,017     $  12,598     $37,713
Long term debt, including
   current portion                 $  7,690    $ 7,990    $13,067    $ 6,640    $ 5,476     $   7,440     $ 7,915
Stockholders' equity               $  3,748    $26,230    $27,167    $29,856    $32,316     $     783     $23,805

  Effective January 1, 1993, Aviva adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), without restatement of prior periods. Statement 109 requires recognition of deferred tax assets in certain circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. In connection with the application of the full cost method, Aviva recorded ceiling test write-downs of oil and gas properties of $19,953,000 in 1997 and $2,764,000 in the first quarter of 1998.

                          GARNET RESOURCES CORPORATION


  The following selected historical financial information for each of the years ended December 31, 1993 through 1997 have been derived from Garnet's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The report of Arthur Andersen LLP with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. See "Reasons for the Merger--Garnet." The selected consolidated financial data as of March 31, 1997 and 1998 and for the three month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of Garnet, have been prepared on the same basis as the other financial statements of Garnet and, in the opinion of Garnet, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Garnet for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Garnet's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, incorporated by reference in this Joint Proxy Statement/Prospectus. The oil and gas price declines discussed under "Reasons for the Merger--General Background" have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the quarter ended March 31, 1998 and may continue to materially and adversely affect their financial results of operations for the second and following quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

                                                    FOR THE YEARS ENDED                     THREE MONTHS ENDED
                                                        DECEMBER 31,                             MARCH 31,
                                  -------------------------------------------------------------------------------
                                     1997       1996       1995       1994       1993         1998        1997
                                  ---------   --------   --------   --------   --------     ---------   ---------
                                                      (in thousands, except per share data)
CONSOLIDATED INCOME
   STATEMENT DATA FOR
   THE PERIOD:

Revenues                           $  9,182    $11,709    $ 8,881    $ 4,355    $ 4,597      $  1,182    $ 3,114
Loss before
   cumulative effect
   of accounting change            $(27,790)   $(2,060)   $(4,623)   $(7,426)   $(3,275)     $ (4,376)   $(3,892)
Cumulative effect to
   January 1, 1993 of change in
   accounting for taxes            $      -    $     -    $     -    $     -    $  (172)     $      -    $     -
Net loss                           $(27,790)   $(2,060)   $(4,623)   $(7,426)   $(3,447)     $ (4,376)   $(3,892)
Loss before cumulative
   effect of accounting change
   per common share                $  (2.42)   $ (0.18)   $ (0.40)   $ (0.67)   $ (0.29)     $  (0.38)   $ (0.34)
Basic and diluted net loss
   per common share                $  (2.42)   $ (0.18)   $ (0.40)   $ (0.67)   $ (0.31)     $  (0.38)   $ (0.34)
Weighted average
   shares outstanding                11,492     11,492     11,417     11,126     11,125        11,492     11,492
Cash dividends per
   common share                    $      -    $     -    $     -    $     -    $      -      $     -    $     -

CONSOLIDATED BALANCE SHEET
   DATA AT PERIOD END:

Total assets                       $ 16,460    $48,522    $48,959    $49,300    $52,151      $ 12,659    $42,372
Long term debt, including
   current portion                 $ 22,641    $23,634    $24,195    $19,438    $15,436      $ 22,641    $23,634
Stockholders' equity (deficit)     $ (7,583)   $20,207    $22,267    $25,790    $33,216      $(11,959)   $16,315

  Effective January 1, 1993, Garnet adopted Statement of Financial
Accounting Standards No. 109 ("Statement 109") without restatement of prior periods. Statement 109 requires recognition of deferred tax assets in certain circumstances and deferred tax liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The following selected unaudited pro forma combined financial information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Aviva and Garnet as adjusted to give effect to the Merger using the purchase method of accounting for business combinations. In addition, the following selected unaudited pro forma combined financial information gives effect to the purchase of the Garnet Debentures by Aviva pursuant to the Debenture Purchase Agreement, the borrowing by Aviva of $15 million pursuant to the Bank Credit Facility and the application of such funds to pay Aviva's indebtedness to the bank and Garnet's OPIC Debt. The following selected unaudited pro forma combined financial information may not necessarily reflect the financial condition or results of operations of Aviva that would actually have resulted had the Merger occurred as of the date and for the periods indicated or reflect the future earnings of Aviva.

                                                   Year Ended      Three Months Ended
                                               December 31, 1997     March 31, 1998
                                               ------------------  -------------------
        (In thousands, except per share data)
COMBINED INCOME STATEMENT
  DATA FOR THE PERIOD:

Revenues                                                $ 18,708              $ 2,270

Net loss                                                 (13,632)              (6,135)

Basic and diluted net loss per common share                (0.30)               (0.13)

Cash dividends per common share                          -------              -------


                                                                              As of
                                                                         March 31, 1998
                                                                      ------------------

COMBINED BALANCE SHEET
  DATA AT PERIOD END:

Total assets                                                                  $23,892

Long-term debt, including current portion                                      15,000

Stockholders' equity                                                            2,827

                          COMPARATIVE PER SHARE DATA

     Set forth below are the net income and book value per common share data for Aviva and Garnet on an historical basis, a pro forma basis for Aviva and an equivalent pro forma basis for Garnet. The Aviva pro forma data was derived by combining historical consolidated financial information of Aviva and Garnet using the purchase method of accounting for business combinations, all on the basis described under "Selected Unaudited Pro Forma Combined Financial Information" herein. The equivalent pro forma data for Garnet was calculated by multiplying the Aviva pro forma per common share data by the Exchange Ratio of
0.10. No dividends were paid by either Aviva or Garnet during the periods presented.

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Aviva and Garnet incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.


                                                                                                        Three Months
                                                                                     Year Ended        Ended March 31,
                                                                                  December 31, 1997         1998
                                                                                  -----------------    ---------------
          Aviva Historical Per Common Share Data:
           Loss from continuing operations (basic and diluted)  ........           $     (0.71)        $    (0.09)
           Cash dividends ..............................................                   --                 --
           Book value ..................................................                  0.12               0.02

          Aviva Pro Forma Per Common Share Data:
           Loss from continuing operations (basic and diluted)  ........           $     (0.30)        $    (0.13)
           Cash dividends ..............................................                   --                 --
           Book value at March 31, 1998 ................................                  n/a                0.06

          Garnet Historical Per Common Share Data:
           Loss from continuing operations (basic and diluted)  ........           $    (2.42)        $    (0.38)
           Cash dividends ..............................................                   --                 --
           Book value ..................................................                 (0.66)             (1.04)

          Garnet Equivalent Pro Forma Per Common Share Data:
           Loss from continuing operations (basic and diluted)  ........           $     (0.03)        $    (0.01)
           Cash dividends ..............................................                   --                 --
           Book value at March 31, 1998 ................................                   n/a               0.01

                                 THE COMPANIES

AVIVA

  Aviva Petroleum Inc. is a Texas corporation that, through its subsidiaries, is engaged in the exploration for and production and development of oil and gas in Colombia and offshore in the United States. Aviva was incorporated in 1973 and the common stock, without par value ("Aviva Common Stock"), of Aviva has been traded on the London Stock Exchange Limited (the "LSE") since 1982. Depositary shares ("Depositary Shares"), each representing the beneficial ownership of five shares of Aviva Common Stock, have traded on the Primary List of the American Stock Exchange (the "ASE") since May 31, 1995, and, prior to that, on the Emerging Company Marketplace of the ASE since November 14, 1994. Aviva's principal executive offices are located in Dallas, Texas and Aviva maintains a field office in Venice, Louisiana.

  Through a wholly owned subsidiary, Aviva is the owner of interests in, and is engaged in exploration for, and development of oil from, four Colombian concessions granted by Empresa Colombiana de Petroleos, the Colombian national oil company ("Ecopetrol"). Aviva's Colombian activities are carried out pursuant to four joint operating agreements between Neo Energy, Inc., a wholly owned subsidiary ("Neo"), and Aviva's co-owner Argosy Energy International ("Argosy" or the "Partnership"), a subsidiary of Garnet. Neo has a 45% interest and Argosy has the remaining 55% interest in the properties covered by the four joint operating agreements. Argosy is the operator of all the properties subject to those agreements.

  For the year ended December 31, 1997, Aviva had consolidated revenues of $9.726 million and a consolidated net loss of $22.482 million or $0.71 per share. For the quarter ended March 31, 1998, Aviva had consolidated revenues of $1.146 million and a consolidated net loss of $2.965 million or $0.09 per share. Aviva's consolidated total stockholders' equity at March 31, 1998 was $0.783 million.

MERGER SUB

  Merger Sub is a wholly-owned subsidiary of Aviva incorporated on June 24, 1998 in the State of Delaware.

GARNET

  Garnet Resources Corporation is a Delaware corporation that is engaged primarily in the exploration, development and production of oil and gas properties located outside the United States. Garnet currently holds interests in oil and gas properties in the Republic of Colombia and the Independent State of Papua New Guinea.

  Garnet's only revenue producing properties are its oil and gas properties located in Colombia. These properties are co-owned by Argosy and Neo, a wholly owned subsidiary of Aviva. Argosy Energy Incorporated, a wholly owned subsidiary of Garnet, is the general partner of Argosy and owns an 89.11% interest in Argosy. Garnet owns an additional 10.13% interest in Argosy as a limited partner. Argosy is the operator of all the properties subject to the four joint operating agreements described above among Argosy, Neo and Ecopetrol.

  For the year ended December 31, 1997, Garnet had consolidated revenues of $9.182 million and a consolidated net loss of $27.790 million or $2.42 per share. For the quarter ended March 31, 1998, Garnet had consolidated revenues of $1.182 million and a consolidated net loss of $4.376 million or $0.38 per share. Garnet's consolidated total stockholders' deficit at March 31, 1998 was $11.959 million. The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern.

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   THE SPECIAL MEETINGS

 GARNET

  DATE, TIME AND PLACE. The Special Meeting of stockholders of Garnet will be held on ____________, _______________, 1998, at 201 South Main, Suite 1800, Salt
Lake City, Utah, commencing at 10:00 a.m. local time.

  PURPOSE OF THE SPECIAL MEETING. The purposes of the Garnet Special Meeting are to consider and vote upon (i) a proposal to adopt the Merger Agreement and
(ii) such other matters as may properly be brought before the Garnet Special Meeting.

  RECORD DATE AND OUTSTANDING SHARES. Only holders of record of Garnet Common Stock at the close of business on the Record Date (________, 1998) are entitled to notice of, and to vote at, the Garnet Special Meeting. There were approximately ________ holders of record of Garnet Common Stock on the Record Date, with 11,492,162 shares of Garnet Common Stock issued and outstanding. Each share of Garnet Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management" for information regarding persons known to the management of Garnet to be the beneficial owners of more than 5% of the outstanding Garnet Common Stock.

  VOTING AND REVOCATION OF PROXIES. All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of Garnet Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Garnet. A stockholder of Garnet who has executed and returned a proxy may revoke it at any time before it is voted at the Garnet Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Garnet, stating that the proxy is revoked or (iii) attending the Garnet Special Meeting and voting in person.

  VOTE REQUIRED. The presence at the Garnet Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Garnet Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business, and adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding Garnet Common Stock entitled to vote thereon. On the Record Date, there were 11,492,162 shares of Garnet Common Stock outstanding and entitled to vote at the Garnet Special Meeting. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  Directors and officers of Garnet own beneficially an aggregate of ________ shares of Garnet Common Stock that were issued and outstanding on the Record Date (representing approximately 3.6% of the outstanding Garnet Common Stock on the Record Date). Each of such directors and officers has advised Garnet that he intends to vote or direct the vote of all such shares of Garnet Common Stock in favor of adoption of the Merger Agreement at the Garnet Special Meeting.

  SOLICITATION OF PROXIES. In addition to solicitation by mail, the directors, officers, employees and agents of Garnet may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Garnet will bear the costs of the solicitation of proxies from its stockholders, except that Aviva and Garnet will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus, Commission and other regulatory filing fees incurred in connection with this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Garnet for the forwarding of solicitation materials to the beneficial owners thereof. Garnet will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

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

  OTHER MATTERS. At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Garnet does not know of any business to be presented at the Garnet Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Garnet Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

 AVIVA

  DATE, TIME AND PLACE. The Special Meeting of stockholders of Aviva will be held on ____________, _______________, 1998, at the ______________________,
_____________, ____________ commencing at ___:00 a.m. local time.

  PURPOSE OF THE SPECIAL MEETING. The purposes of the Aviva Special Meeting are to consider and vote upon (i) the Share Issuance, (ii) the election of a board of directors consisting of two directors (iii) the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998 and (iv) such other matters as may properly be brought before the Aviva Special Meeting.

  RECORD DATE AND OUTSTANDING SHARES. Only holders of record of Aviva Common Stock at the close of business on the Record Date (________, 1998) are entitled to notice of, and to vote at, the Aviva Special Meeting. There were approximately ________ holders of record of Aviva Common Stock on the Record Date, with 31,482,716 shares of Aviva Common Stock issued and outstanding. Each share of Aviva Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management" for information regarding persons known to the management of Aviva to be the beneficial owners of more than 5% of the outstanding Aviva Common Stock.

  VOTING AND REVOCATION OF PROXIES. All properly executed proxies that are not revoked will be voted at the Aviva Special Meeting in accordance with the instructions contained therein. If a holder of Aviva Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval of the Share Issuance, "for" the election of the Board's nominees for directors and "for" the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998, all in accordance with the recommendation of the Board of Directors of Aviva. A stockholder of Aviva who has executed and returned a proxy may revoke it at any time before it is voted at the Aviva Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Aviva, stating that the proxy is revoked or (iii) attending the Aviva Special Meeting and voting in person.

  VOTE REQUIRED. Quorum. The presence at the Aviva Special Meeting, in person or by proxy, of the holders of a third of the outstanding shares of Aviva Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. On the Record Date, there were 31,482,716 shares of Aviva Common Stock outstanding and entitled to vote at the Aviva Special Meeting.

  SHARE ISSUANCE. The Share Issuance does not, under the Texas Business Corporation Act (the "TBCA"), require stockholder approval. The rules of the American Stock Exchange (the "ASE") require, however, that the Share Issuance be submitted to the stockholders of Aviva and be approved by a majority of the shares of Aviva Common Stock entitled to vote thereon and present in person or by proxy at the Aviva Special Meeting. In determining whether the proposal has received the affirmative vote of a majority of the shares of Aviva Common Stock present and entitled to vote thereon, abstentions and broker non-votes will not be counted.

  ELECTION OF DIRECTORS. A plurality of the votes cast is required to elect a nominee to the Aviva Board of Directors. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented at the meeting.

  RATIFICATION OF AUDITORS' SELECTION. The affirmative vote of the holders of a majority of the shares of Aviva Common Stock represented at the Aviva Special Meeting and entitled to vote on the matter is required to approve the proposal to ratify the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998. If the stockholders do not ratify the selection of

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KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Aviva Board of Directors.

  Directors and officers of Aviva own beneficially an aggregate of ________ shares of Aviva Common Stock that were issued and outstanding on the Record Date (representing approximately 8.7% of the outstanding Aviva Common Stock on the Record Date). Each of such directors and officers has advised Aviva that he intends to vote or direct the vote of all such shares of Aviva Common Stock in favor of the Share Issuance, the election of the Board's nominees for directors and ratification of the selection of KPMG Peat Marwick LLP as Aviva's independent auditors for fiscal year 1998.

  SOLICITATION OF PROXIES. In addition to solicitation by mail, the directors, officers, employees and agents of Aviva may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. Aviva will bear the costs of the solicitation of proxies from its stockholders, except that Aviva and Garnet will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus, the Commission and other regulatory filing fees incurred in connection with this Joint Proxy Statement/Prospectus and the solicitation fee of $7,500 described below. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Aviva for the forwarding of solicitation materials to the beneficial owners thereof. Aviva will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Aviva has engaged the services of ChaseMellon Shareholder Services, L.L.C. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Aviva stockholders for a fee of $7,500 plus payment of certain transaction costs and additional out-of-pocket expenses.

  OTHER MATTERS. At the date of this Joint Proxy Statement/Prospectus, the Board of Directors of Aviva does not know of any business to be presented at the Aviva Special Meeting other than as set forth in the notice accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the Aviva Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                             REASONS FOR THE MERGER

 GENERAL BACKGROUND

  Aviva owns interests in oil and gas properties in both Colombia and offshore in the United States. The Colombian properties are, however, Aviva's primary source of oil and gas reserves. Aviva's total standardized measure of discounted (at 10% per annum) net future cash flows applicable to proved oil and gas reserves at December 31, 1997 was $11.420 million. Of this amount, $9.967 million was attributable to its interests in the Colombian properties.

  These properties are co-owned by subsidiaries of Aviva and Garnet. Neo, a wholly owned subsidiary of Aviva, owns a 45% interest and Argosy, a subsidiary of Garnet, owns the remaining 55% interest in the properties covered by four joint operating agreements among Neo and Argosy and Ecopetrol. Neo and Argosy are parties to four contracts with Ecopetrol, being called Santana, La Fragua, Yuruyaco and Aporte Putumayo. All four contracts relate to properties located in the Putumayo Basin of southwestern Colombia. Argosy is the operator under all four joint operating agreements.

  Argosy has, on behalf of both co-owners, filed with Ecopetrol applications for formal relinquishment of the La Fragua, Yuruyaco and Aporte Putumayo contracts. The operations of the co-owners in Colombia are concentrated in the Santana contract area.

  Twenty-one wells have been drilled on the properties covered by the Santana contract. Of thirteen exploratory wells, seven have been productive and six were dry holes. Of eight development wells, seven have been productive. Four fields have been discovered and have been declared commercial by Ecopetrol. Gross production from the Santana contract has totaled approximately 12.2 million barrels during the period from April 1992, when production commenced, through

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December 1997.  Aviva's share of this production was approximately 1.9 million barrels and Garnet's share was approximately 2.3 million barrels.

  The Santana contract covers a 28 year period and required certain exploration expenditures in the early years of the contract (all of such obligations have been fulfilled by the co-owners) and, in the later years of the contract, permits exploitation of reserves that have been found. The Santana contract provides that Ecopetrol shall receive, on behalf of the Colombian Ministry of Mines, royalty payments in the amount of 20% of the gross proceeds of the oil produced pursuant to the contract, less certain costs of transporting the oil to the point of sale. Under the contract, application must be made to Ecopetrol for a declaration of commerciality for each discovery. If Ecopetrol declares the discovery commercial, it has the right to a 65% reversionary interest in the field and is required to pay 65% of future operating costs and 50% of future capital costs. If, alternatively, Ecopetrol declines to declare the discovery commercial, Neo and Argosy have the right to proceed with development and production at their own expense until such time as they have recovered 200% of the costs incurred, at which time Ecopetrol is entitled to back in for a 50% working interest in the field without payment or reimbursement of any historical costs. Exploration costs (as defined in the agreement) incurred by the co-owners prior to the declaration of commerciality are recovered by means of retention by the co-owners of all of the non-royalty proceeds of production from each well until costs relating to that well are recovered.

  The co-owners may initiate the recompletion of certain existing wells and various miscellaneous projects. Aviva's share of the estimated future costs of these development activities is approximately $0.7 million and Garnet's share is approximately $ 0.9 million, in each case as of March 31, 1998. Depending on the results of future exploration and development activities, substantial expenditures that have not been anticipated may be required. Failure by the co-owners to fund certain of these capital expenditures could, under either the contract or the joint operating agreement between the co-owners, result in the forfeiture of all or part of the co-owners' interests in this contract.

  Production from the Santana contract has been sold to Ecopetrol pursuant to various sales contracts, the most recent of which became effective on February 1, 1997, and was extended through December 31, 1998. Prices under the contract are determined differently depending on whether (in the discretion of Ecopetrol) the crude oil is exported. If the crude oil is exported, the price received by the co-owners is the export price less specified handling and commercialization charges and subject to an adjustment (specified in the contract) for the quality of the produced crude as compared with the overall pipeline blend at the point of export (the "Pipeline Blend Adjustment"). If the crude oil is not exported, the price received by the co-owners is the previous month's average posted price for Cano Limon crude less specified handling and transportation charges and subject to (i) the Pipeline Blend Adjustment and (ii) a deduction of $0.56 per barrel for the quality of the overall pipeline blend at the point of sale as compared with the quality of Cano Limon crude (the "Cano Limon Adjustment"). During 1997, Ecopetrol exported the crude each month and the net sales price averaged $17.39 per barrel after the handling and commercialization charges and the Pipeline Blend Adjustment.

  During the last quarter of calendar year 1997 and in the first half of calendar year 1998, world oil prices have declined dramatically. This decline in oil prices has been pronounced in Colombia. Colombian oil prices have, during the fifteen month period ended March 31, 1998, fallen from a high of $22.71 in January 1997 to $11.50 in March 1998. Whereas the sale price for crude oil from the Santana contract averaged $21.66 per barrel during the first quarter of calendar year 1997 and $17.39 per barrel for the year, the sale price averaged $12.29 per barrel during the first quarter of calendar year 1998.

  These price declines have materially and adversely affected the financial results of operations of Aviva and Garnet for the year ended December 31, 1997 and the quarter ended March 31, 1998 and may continue to materially and adversely affect their financial results of operations for the second and following quarters of fiscal year 1998 through further write-downs of the carrying costs of oil and gas properties and otherwise.

  Aviva recorded write-downs of its carrying amounts of its Colombian oil and gas properties of $17.829 million and $2.302 million for the year ended December 31, 1997 and the quarter ended March 31, 1998, respectively. Together with comparable write-downs of its carrying amounts of its United States oil and gas properties of $2.124 million and $0.462 million, respectively, these were the dominant causes of Aviva's reported consolidated net losses of $22.482 million for the year ended December 31, 1997 and $2.965 million for the quarter ended March 31, 1998.

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  The effect of these price declines on Garnet was comparable.  Garnet recorded write-downs of its carrying amounts of its Colombian oil and gas properties of $25.752 million and $3.482 million for the year ended December 31, 1997 and the quarter ended March 31, 1998, respectively. These were the dominant causes of Garnet's reported consolidated net losses of $27.790 million for the year ended December 31, 1997 and $4.376 million for the quarter ended March 31, 1998.

AVIVA

  The effect on both Aviva and Garnet of the decline in Colombian oil prices has been dramatically adverse. As indicated below, the effect on Garnet may be sufficient to force it to declare bankruptcy if the Merger is not effected and its debt is not reduced as required by the Merger Agreeement. While, as the following discussion indicates, Aviva's financial condition has been adversely affected by the decline in Colombian oil prices, the management of Aviva believes that a bankruptcy of Garnet, which owns Argosy, the operator of the Colombian oil and gas properties co-owned by Aviva, would be even more damaging to Aviva's financial condition. If Argosy cannot fund its obligations under the joint operating agreement, Aviva may be required to accept an assignment of Argosy's interest therein and assume those funding obligations. If thereafter, Aviva were to be unable to raise sufficient funds to meet such obligations, Aviva's interests in the properties may be forfeited. In light of the reduction of Aviva's cash flow resulting from the decline in oil prices, management of Aviva believes that Aviva's cash flow would not, at such prices, be sufficient to permit Aviva to bear, in addition to its own costs of operating the Colombian oil and gas properties, the burden of Garnet's operating costs.

GARNET

  Garnet is highly leveraged with $22,600,000 in current debt consisting of (i) $15,000,000 in principal amount of outstanding Debentures and (ii) $7,700,000 ($7,600,000 net to Garnet) in principal outstanding under indebtedness of Argosy (the "OPIC Debt") to the Chase Bank of Texas ("Chase") guaranteed by the Overseas Private Investment Corporation ("OPIC"). The report of Garnet's independent public accountants with respect to Garnet's financial statements as of and for the year ended December 31, 1997 was qualified by a discussion of the substantial uncertainty that exists regarding Garnet's ability to continue as a going concern. Based on Argosy's year-end financial statements, Argosy has determined that it is no longer in compliance with certain covenants required by the financial agreement governing the OPIC Debt. In the absence of a waiver of such covenants, either OPIC or Chase has the right to declare a default under the OPIC Debt, accelerate payment of all outstanding amounts due thereunder and realize upon the collateral securing the OPIC Debt. Although Argosy may apply for a waiver, given Garnet's financial position and negative working capital balance at March 31, 1998, no assurance can be given that such waiver will be granted or continued. Under the terms of the OPIC Debt, that portion (75%) of proceeds from Argosy's oil sales that is paid in U.S. dollars is deposited in an escrow account with Chase to secure payment of the OPIC Debt. Argosy is required to maintain a minimum balance in such escrow account equal to six months of interest, principal and other fees due under the OPIC Debt. The escrow account minimum required balance at April 15, 1998 was $1,700,000 and the total account balance was $1,960,000. Any excess in the escrow account over the minimum balance can be released to Argosy and used to pay operating expenses and amounts due under the OPIC Debt. Even if OPIC grants a waiver of the loan covenants with which Argosy is not in compliance, if the minimum balance required in such escrow account increases, as a result of a change in the amortization schedule or otherwise, sufficient funds may not be available to fund Garnet's operations.

  Garnet was unable to pay the interest due on the Debentures on March 31, 1998 and Garnet's financial forecasts indicate that, assuming no changes in its capital structure, working capital and cash flow from operations, Garnet will not be able to pay Debenture interest due June 30, 1998 or to continue to maintain the minimum balance in the escrow account. Garnet also does not expect working capital and cash flow from operations to be sufficient to repay the principal amount of the Debentures at maturity or earlier if the Debenture holders call a default as a result of the non-payment of interest. Garnet must complete a restructuring transaction or renegotiate the terms of the Debentures in order to avoid non-compliance with its obligations to pay the Debentures. As a result, management believes there is substantial doubt about Garnet's ability to continue as a going concern. In the absence of a business transaction or a restructuring of Garnet's indebtedness, Garnet may seek protection from its creditors under the Federal Bankruptcy Code.

  In view of its operating losses and financial condition, Garnet initiated further cost containment programs in 1997 and 1998 including a 28% reduction in its Colombian personnel and the

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termination of all U.S. personnel other than Douglas W. Fry, the Chief Executive
Officer, and Edgar L. Dyes, the Chief Financial Officer and the closing of the Garnet executive office in Houston. Garnet also engaged Rauscher Pierce Refsnes, Inc. (now Dain Rauscher) as a financial advisor to provide assistance in negotiating a business combination or a debt restructuring transaction to address Garnet's liquidity issues. Although Garnet engaged in comprehensive efforts, including extensive negotiations with two separate candidates, Garnet was not successful in concluding a transaction.

  It is anticipated that any future foreign exploration and development activities will require substantial amounts of capital. If Garnet is unable to conclude a business combination or a debt restructuring transaction, Garnet will not have the resources to finance any further exploration or development activity. Accordingly, there can be no assurance that any additional exploration or development activities will be conducted, other than those activities required to deplete Garnet's existing proved reserves. The present environment for financing the ongoing obligations of an oil and gas business is uncertain due, in part, to the substantial instability in oil and gas prices and to the volatility of financial markets. In addition, Garnet's ability to continue its exploration and development programs may be dependent upon the ability of its co-owner to finance its portion of such costs and expenses.
There can be no assurance that Garnet's co-owner will contribute, or be in a position to contribute, its portion of the costs and expenses of the development of the Santana contract.

 PRO FORMA FINANCIAL CONDITION

  The conditions to consummation of the Merger include the following: (i) The exchange of $15 million in aggregate principal amount of the outstanding Garnet Debentures for Aviva Common Stock and cancellation of the Debentures; (ii) the funding of an amended Bank Credit Facility for Aviva in the amount of $15 million; and (iii) the use of the proceeds from the Bank Credit Facility to pay $7.4 million owed by Aviva to the bank and $6.2 million (net of escrow amounts) owed by Garnet to Chase and guaranteed by OPIC. After utilization of the proceeds for such purposes, the combined company would have $1.4 million in such proceeds that it may use to supplement working capital and, to the extent not funded by cash flow from operations, fund the combined company's remaining estimated capital expenditures for 1998.

  Following the Merger, the only debt service requirements of the combined company would relate to $15 million of indebtedness of the combined company incurred pursuant to the Bank Credit Facility. The terms of the Bank Credit Facility require payments of principal of $50,000 per month until April 1, 1999, at which time a payment of principal sufficient to reduce the principal amount of the indebtedness to $9.1 million is required. Thereafter, monthly payments of principal of $275,758 are required until final maturity at December 31, 2001. Borrowings under the Bank Credit Facility will bear interest at the London Interbank Offered Rate ("LIBOR") plus 2.125% per annum. In addition, a guarantee fee of 2.4% per annum on the portion of the borrowings guaranteed by OPIC will be payable to OPIC. For further information regarding the terms of the Bank Credit Facility, see "Bank Credit Facility."

  Management of Aviva has prepared an internal projection of the cash flow of the combined company that assumes (i) a continuation of the prices at which oil is being sold from its Colombian association contract and the prices at which oil and gas are being sold from its United States offshore properties, (ii) a continuation of current interest rates and operating costs, (iii) production decline curves commensurate with those assumed by the independent engineers with respect to the oil and gas properties of the combined company, (iv) no other significant deviations from anticipated volumes of oil and gas production from its properties and (v) no significant interruptions in production of oil and gas from its properties. This cash flow projection indicates that the combined company would be able to meet its debt service obligations under the Bank Credit Facility (as well as its other normal operating expenditures) by application of internally generated funds through March 1999. Management of Aviva does not, however, project that, under such assumptions, the internal cash flow of the combined company will be sufficient to meet the principal payment due on April 1, 1999 under the Bank Credit Facility. In the past, the Bank has amended or waived compliance with certain covenants and scheduled payments when Aviva has been unable to comply with them. There can be no assurance, however, that the Bank will continue to make similar concessions in the future. In such circumstances, it will be necessary for the combined company to raise additional capital through equity issues or by sales of assets to retire the debt. Based on the same assumptions used in connection with the internal projection of cash flow of the combined company and the further assumption that no reserves are added to those of the combined company, management of Aviva has projected that the standardized measure of the discounted (at 10% per annum) net future cash flows applicable to proved oil and gas reserves of the combined company will be approximately $ __ million at April 1, 1999. There can be no assurance that the combined company will be able, through sales of equity or assets, to raise capital necessary to meet its debt service requirements under the Bank Credit Facility on April 1, 1999 or at any time thereafter.

AVIVA BOARD OF DIRECTORS

  Based on an understanding of the circumstances discussed above, the Board of Directors of Aviva has determined that the Share Issuance, including the shares of Aviva Common Stock to be issued pursuant to the Merger Agreement and the Debenture Purchase Agreement, is in the best interests of Aviva and its stockholders. The determination of the Aviva Board of Directors to approve and adopt the Merger Agreement and the Debenture Purchase Agreement and the transactions contemplated thereby was based on consideration of a number of factors. The following list includes the material factors considered by the Aviva Board of Directors in its evaluation of the Merger, the Merger Agreement, the Debenture Purchase Agreement and the transactions contemplated thereby:

  (i) The judgment, advice and analyses of management of Aviva, including its favorable recommendation of the Merger;

  (ii) the businesses conducted by Garnet, including the compatibility of such business with the operations of Aviva;

  (iii) the ability to combine the operations and support functions of the two companies;

  (iv) the substantial likelihood that, if Garnet seeks protection from its creditors under the United States Bankruptcy Code, Aviva will be unable to finance the continued operation of the Santana contract and will be forced to forfeit the contract;

  (v) the combination of the two companies will effect a combination of their interests in the Santana contract and will improve the saleability thereof if the combined company should determine that a sale is necessary or desirable;

  (vi) the conversion of the Garnet Debentures into Aviva equity will substantially reduce the leverage of the combined company and its attendant debt service requirements;

  (vii) the refinancing of Aviva's bank debt and Garnet's OPIC Debt through the Bank Credit Facility, which is viewed as improving the chances that the combined company will be able to raise additional capital through an equity financing;

  (viii) the improvement represented by pro forma financial condition of the combined company over that of Aviva currently;

  (ix) the terms and conditions of the Merger Agreement and related agreements, including the Exchange Ratio and structure, which were considered by both management and the Board of Directors to provide an equitable basis for the Merger; and

  (x) the long standing competitive but amicable relationship between the two companies.

  The Aviva Board of Directors evaluated the risks, inherent in any business combination, that currently unanticipated difficulties could arise in the process of integrating the operations of the combining companies. It also considered the necessity of obtaining additional financing prior to the date (April 1, 1999) when a substantial payment of principal on the Bank Credit Facility will be due.

  In its evaluation of the Merger, the Board of Directors did not quantify or assign any particular weight to any of the factors it considered, but the factors enumerated as (iv), (v), (vi) and (vii) above, if not determinative, significantly affected its decision. The Aviva Board of Directors made its determination based on the total mix of the information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors.

  THE AVIVA BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE DEBENTURE PURCHASE AGREEMENT AND DETERMINED TO RECOMMEND BOTH AGREEMENTS TO HOLDERS OF AVIVA COMMON STOCK. THE AVIVA BOARD RECOMMENDS THAT THE HOLDERS OF AVIVA COMMON STOCK VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

GARNET BOARD OF DIRECTORS

  THE GARNET BOARD OF DIRECTORS HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE MERGER AGREEMENT TO HOLDERS OF GARNET COMMON STOCK. THE GARNET BOARD RECOMMENDS THAT THE HOLDERS OF GARNET COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders, the Garnet Board of Directors considered a number of factors, including, without limitation, the following:

  (i) The judgment, advice and analyses of management of Garnet, including its favorable recommendation of the Merger;

  (ii) the businesses conducted by Aviva, including the compatibility of such business with the operations of Garnet;

  (iii) the ability to combine the operations and support functions of the two companies;

  (iv) the substantial likelihood that, if Garnet is not able to restructure its indebtedness, it will be forced to seek protection from its creditors under the United States Bankruptcy Code;

  (v) the substantial likelihood that, if Garnet seeks protection from its creditors under the United States Bankruptcy Code, it will be forced to assign its interest in the Santana contract to Aviva or will be forced to forfeit the contract;

  (vi) the combination of the two companies will effect a combination of their interests in the Santana contract and will improve the saleability thereof if the combined company should determine that a sale is necessary or desirable;

  (vii) the conversion of the Garnet Debentures into Aviva equity will substantially reduce the leverage of the combined company and its attendant debt service requirements;

  (viii) the refinancing of Aviva's bank debt and Garnet's OPIC Debt through the Bank Credit Facility, which is viewed as improving the chances that the combined company will be able to raise additional capital through an equity financing;

  (ix) the improvement represented by pro forma financial condition of the combined company over that of Garnet currently;

  (x) the terms and conditions of the Merger Agreement and related agreements, including the Exchange Ratio and structure, which were considered by both management and the Board of Directors to provide an equitable basis for the Merger; and

  (xi) the long standing competitive but amicable relationship between the two companies.

  The foregoing discussion of the information and factors considered by the Garnet Board of Directors is not meant to be exhaustive but includes all material factors considered by it. Although the Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders, the Board of Directors did view the factors enumerated as (iv), (v), (vi), (vii) and
(viii) above as very important. As a result of its consideration of the foregoing and other relevant considerations, the Board of Directors determined that the Merger Agreement and the Merger are fair to and in the best interests of Garnet and its stockholders and approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Merger Sub will be merged with and into Garnet with Garnet becoming the Surviving Corporation.
Also at the Effective Time, each outstanding share of Garnet Common Stock (other than shares of Garnet Common Stock held in the treasury of Garnet or owned by Aviva or by any direct or indirect wholly owned subsidiary of Aviva or of Garnet and other than Odd Lot Shares) will be converted into 0.10 of one share of Aviva Common Stock. The shares of Garnet Common Stock held by holders who would otherwise be entitled to receive less than 100 shares of Aviva Common Stock pursuant to the Merger (the "Odd Lot Shares") will be converted into the right to receive cash at the rate of $0.02 per share. Any fractional shares of Aviva Common Stock resulting from the conversion of Garnet Common Stock in the Merger will be settled in cash in the manner described under "Certain Terms of the Merger Agreement - Manner and Basis of Converting Shares."

  Based on the number of shares of Aviva Common Stock and Garnet Common Stock outstanding as of the Record Date and on the holdings of Garnet Common Stock on the Record Date, ____________ shares of Aviva Common Stock will be issuable pursuant to the Merger Agreement, representing approximately _________% of the total Aviva Common Stock to be outstanding after such issuance, and $_____ in cash will be payable to those holders entitled to receive cash pursuant to the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Garnet's Board of Directors with respect to the Merger, Garnet's stockholders should be aware that certain members of Garnet's Board of Directors and officers have certain interests respecting the Merger separate from their interests as holders of Garnet Common Stock, including those referred to below.

  CHANGE IN CONTROL AGREEMENTS. Douglas Fry, President and Chief Executive Officer of Garnet, and Edgar Dyes, Vice President-Finance and Secretary of Garnet, are parties to Change in Control Agreements with Garnet. Under the terms of such agreements, Messrs. Fry and Dyes would be entitled to receive the following severance benefits upon consummation of the Merger:

  . in the case of Mr. Fry, a severance benefit, payable in cash, equal to one month's base salary for each year, or part thereof, of his employment by Garnet or its predecessors, which amount was $224,000 as of March 31, 1998;

  . in the case of Mr. Dyes, a severance benefit, payable in cash, equal to twelve months' base salary, which amount was $135,000 as of March 31, 1998;

  . medical insurance coverage for a period of 18 months following termination of employment;

  . life and disability insurance coverage for a period of two years and one year, respectively, following termination of employment; and

  . all stock options would vest and remain exercisable for a period of two years.


  It is a condition to Aviva's obligation to consummate the Merger, however, that the Change in Control Agreements shall have been amended to reduce the severance payments thereunder to

$65,000 in the case of Mr. Fry and $35,000 in the case of Mr. Dyes, to limit the medical, life and disability insurance coverage requirements to five months, five months and five months in the case of Mr. Fry and three months, three months and three months, in the case of Mr. Dyes, and to delete the provisions thereof relating to stock options.

  STOCK OPTIONS. There are currently eight holders of outstanding options to purchase Garnet Common Stock. The exercise prices under such options range from $0.38 to $2.50 per share of Garnet Common Stock. It is a condition to Aviva's obligation to consummate the Merger that each holder of such stock options shall have surrendered all such stock options to Garnet for cancellation.

  INDEMNIFICATION. The Merger Agreement provides that, for a period of three years after the Effective Time, the indemnification provisions of the certificate of incorporation and bylaws of the Surviving Corporation will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of Garnet, to reduce or limit the ability of the Surviving Corporation to indemnify such persons or to hinder or delay the exercise of such rights by such persons. In addition, the Merger Agreement requires Aviva to cause to be maintained in effect for a comparable period the current Garnet directors' and officers' liability insurance or policies that are substantially equivalent thereto, subject to the proviso that neither the Acquiror nor the Surviving Corporation shall be required to maintain any such policies to the extent the coverage thereunder exceeds $3,000,000 or to expend more than 100 percent of the current annual premiums paid by Garnet for such insurance. See "Certain Terms of the Merger Agreement -Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material federal income tax consequences of the Merger to the holders of Garnet Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Garnet Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

  The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Garnet Common Stock that exchanges such stock for Aviva Common Stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Aviva Common Stock received by such holder in the Merger and the adjusted basis of the Garnet Common Stock surrendered in the Merger. Such gain or loss will be capital gain or loss if the Garnet Common Stock surrendered in the Merger is held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such Garnet Common Stock has been held for more than one year. For individuals, the maximum federal income tax rate for long-term capital gain generally is 28% (20% for capital assets held more than 18 months). There are substantial restrictions on the ability of both individuals and corporations to deduct capital losses. The basis of a holder's shares of Aviva Common Stock received in the Merger will be equal to the fair market value of those shares at the Effective Time.

ACCOUNTING TREATMENT

  The Merger will be accounted for using the "purchase" method of accounting for business combinations pursuant to Opinion No. 16 of the Accounting Principles Board. See "Unaudited Pro Forma Condensed Financial Information."

GOVERNMENTAL AND REGULATORY APPROVALS

  Aviva and Garnet are not aware of any governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

  No filing by Aviva or Garnet is required under the Hart-Scott-Rodino Antitrust Amendments Act of 1977. Nonetheless, the Department of Justice, the FTC or a private person or entity could, at any time before or after the Effective Time, seek under the antitrust laws, among other things, to enjoin the Merger or to cause Aviva to divest itself, in whole or in part, of Garnet or of other businesses conducted by Aviva. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Aviva and Garnet will prevail.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Aviva Common Stock to be received by Garnet stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Aviva Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Garnet prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Accordingly, the Merger Agreement provides that Garnet will use all reasonable efforts to cause its affiliates to execute an agreement (an "Affiliates' Agreement"), in the form thereof attached to the Merger Agreement as Annex B, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Aviva Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145.

RIGHTS OF DISSENTING STOCKHOLDERS

  Neither holders of Garnet Common Stock nor holders of Aviva Common Stock will be entitled to dissenters' rights of appraisal under the Delaware General Corporation Law (the "DGCL") or the TBCA, respectively.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus constitutes a part and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, promptly after the satisfaction or, if permissible, the waiver of the conditions to effecting the Merger or at such other time as the parties to the Merger Agreement may agree, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Garnet Special Meeting, the Share Issuance is approved at the Aviva Special Meeting and all other conditions to the Merger have been satisfied or waived, the effective time (the "Effective Time") will occur on the date of the Special Meetings or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, except for shares of Garnet Common Stock held in the treasury of Garnet or owned by Aviva or any direct or indirect wholly-owned subsidiary of either Aviva or Garnet, which shares will be canceled at the Effective Time, and except for Odd Lot Shares, each outstanding share of Garnet Common Stock will be converted into 0.10 of one share of Aviva Common Stock (the "Exchange Ratio"). The shares of Garnet Common Stock held by holders who would otherwise be entitled to receive less than 100 shares of Aviva Common Stock pursuant to the Merger (being the Odd Lot Shares) will be converted into the right to receive cash at the rate of

$0.02 per share. Any fractional shares of Aviva Common Stock resulting from the conversion of Garnet Common Stock in the Merger will be settled in cash in the manner described below.

  If between the date of the Merger Agreement and the Effective Time the outstanding shares of Aviva Common Stock shall have been changed, or if the outstanding shares of Garnet Common Stock shall have been changed, into a different number of shares or a different class, by reason of any stock dividend, any subdivision, combination or exchange of shares or any reclassification or recapitalization, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, combination or exchange of shares or any reclassification or recapitalization.

  ChaseMellon Shareholder Services, L.L.C. is the transfer agent in the United States for the Aviva Common Stock and is the Depositary under that certain Deposit Agreement dated September 15, 1994 between Aviva and the Depositary (the "Deposit Agreement"). ChaseMellon Shareholder Services, L.L.C. will also act as Exchange Agent in connection with the Merger.

  As soon as practicable following the Effective Time, Aviva will cause the Exchange Agent to mail to each record holder of Garnet Common Stock at the Effective Time information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging Garnet Common Stock certificates for Depositary Receipts evidencing Depositary Shares (each of which represents five shares of Aviva Common Stock) or, in the case of Odd Lot Shares, cash. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent at 120 Broadway, 13th Floor, New York, New York 10271, and holders of certificates that previously evidenced Garnet Common Stock may, at their option after the Effective Time, surrender such certificates for Depositary Receipts or cash at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Garnet of shares of Garnet Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of Garnet prior to the Effective Time.

  Promptly after the Effective Time, Aviva will cause the transfer agent for the Aviva Common Stock to issue and deliver to the Exchange Agent a certificate registered in the name of the Exchange Agent evidencing the maximum number of shares of Aviva Common Stock issuable pursuant to the Merger Agreement that can be deposited under the Deposit Agreement and Aviva will deliver to the Exchange Agent cash in an amount sufficient to pay for the Odd Lot Shares. The number of shares to be evidenced by such certificate will be determined by the Exchange Agent based on the holdings of Garnet Common Stock of record at the Effective Time. The Exchange Agent will deposit such number of shares of Aviva Common Stock with the Depositary and the Depositary will issue Depositary Receipts evidencing Depositary Shares registered in the names of the record holders on the basis of one Depositary Share for each five shares of Aviva Common Stock. The Exchange Agent will then distribute the Depositary Receipts to the record holders. In the case of holders entitled to a number of shares of Aviva Common Stock not evenly divisible by five, the Exchange Agent will obtain certificates from the transfer agent evidencing the remaining shares of Aviva Common Stock and will deliver such certificates to the holders entitled thereto.

  No fractional shares of Aviva Common Stock will be issued in the Merger. Each holder of Garnet Common Stock entitled to a fractional share will receive an amount in cash, without interest thereon, determined as follows: Pursuant to instructions from Aviva, the Exchange Agent will determine the number of fractional shares allocable to all holders of Garnet Common Stock pursuant to the Merger Agreement, will aggregate all such fractional shares into whole shares, will sell such whole shares of Aviva Common Stock in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled thereto and will distribute to each such holder, at the time of surrender of such holder's Garnet Common Stock certificates, such holder's ratable share of such proceeds, after withholding federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales will be paid by Aviva.

  Until so surrendered and exchanged, each certificate previously evidencing Garnet Common Stock will be deemed, for all purposes other than the payment of dividends and other distributions, to evidence whole shares of Aviva Common Stock and the right to receive cash in lieu of fractional shares of Aviva Common Stock or, in the case of Odd Lot Shares, the right to receive cash. Unless and until any such certificates that previously evidenced Garnet Common Stock are so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Aviva Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates previously evidencing Garnet Common Stock. While the Board of Directors of Aviva does not currently intend to pay any dividends or make any distributions with respect to the Aviva Common Stock, upon any such surrender and exchange of such certificates there will be paid to the record holders of the certificates issued and exchanged therefor (i), at the time of such surrender and exchange, the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Aviva Common Stock and (ii), at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Aviva Common Stock.

GARNET OPTIONS

  There are currently eight holders of outstanding options to purchase Garnet Common Stock. The exercise prices under such options range from $0.38 to $2.50 per share of Garnet Common Stock. It is a condition to Aviva's obligation to consummate the Merger that each holder of such stock options shall have surrendered all such stock options to Garnet for cancellation.

CONDITIONS TO THE MERGER

  The respective obligations of Aviva and Garnet to consummate the Merger are subject to the satisfaction of the following conditions: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission; (b) the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Garnet; (c) the Share Issuance shall have been approved by the stockholders of Aviva; (d) no Court or Governmental Authority (as such terms are defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Law, Regulation, or Order (all as defined in the Merger Agreement) (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (e) the Depositary Shares representing the Aviva Common Stock issuable in the Merger shall have been listed on the ASE subject to official notice of issuance. The condition specified in clause (e) may be waived by Aviva and Garnet; neither Aviva nor Garnet, however, intends to waive such condition without resoliciting the votes of the stockholders of Garnet.

  The obligation of each of Aviva and Garnet to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by the party entitled to satisfaction thereof, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time; and (b) the other party shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

  In addition, the obligation of Aviva to consummate the Merger is subject to the following conditions: (i) ING Bank (the "Bank") shall have made available to Aviva a bank credit facility of $15,000,000 in order for Aviva to refinance its outstanding debt to the Bank of $7,440,000 and to refinance Garnet's bank indebtedness guaranteed by the Overseas Petroleum Investment Corporation (the "OPIC Debt"), which shall not exceed $6,000,000 (net of escrow amounts); (ii) Aviva shall have acquired the Debentures pursuant to the Debenture Purchase Agreement in exchange for Aviva Common Stock; (iii) the consolidated current assets of Garnet less liabilities (other than the OPIC

Debt) shall not be less than $100,000; and (iv) the holders of the outstanding stock options relating to Garnet Common Stock shall have surrendered all such stock options to Garnet for cancellation.

  There can be no assurance that all of the conditions to the Merger will be satisfied. All the conditions referenced in the two preceding paragraphs may be waived by the party entitled to satisfaction thereof. Neither Aviva nor Garnet, however, intends to waive satisfaction of any such condition if such waiver would be material to the consideration and vote of the stockholders of Garnet upon the proposal to adopt the Merger Agreement or to the consideration and vote of the stockholders of Aviva upon the proposal to approve the Share Issuance without resoliciting the votes of such stockholders.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each of Garnet and Aviva relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iv) the documents and reports filed by it with the Commission and the accuracy of the information contained therein,
(v) the absence of certain changes and events, (vi) the title to its assets and properties, including the condition of its oil and gas properties, (vii) its material contracts and agreements, (viii) the material permits and orders from Governmental Authorities required to conduct its business, (ix) its litigation and compliance with laws, (x) its employee benefit plans, (xi) its taxes, (xii) certain environmental matters, (xiii) its insurance policies, (xiv) its affiliates, (xv) its brokers or investment bankers involved in the transaction and (xvi) certain business practices. The representations and warranties of Garnet and Aviva also extend in many respects to their respective subsidiaries and, in the case of Aviva, Merger Sub joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  BUSINESS MAINTENANCE. Each of Garnet and Aviva has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other party, it will do and will cause its subsidiaries to do the following: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  NEGATIVE COVENANTS. Each of Garnet and Aviva has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other party, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan; or (iv) amend, or take any other actions with respect to, any employee benefit plans of such party; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (c)(i) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such party or any of its subsidiaries; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of the capital stock, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, or such equity interests, of such party or any of its subsidiaries;
(d)(i) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, such party or any of its subsidiaries; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to accelerate the vesting of any stock options; or (iv) grant any lien with respect to any shares of capital stock of, or other equity interest in, any subsidiary of such party;
(e) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person; (f) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (g) adopt certain amendments to its charter or bylaws; (h) change any of its significant accounting policies or take certain actions with respect to taxes; (i) incur any obligation for borrowed money or purchase money indebtedness; (j), in the case of Garnet, release any third party from its obligations under any existing standstill provision relating to a Competing Transaction (as defined) or otherwise under any confidentiality or similar agreement; (k) enter into certain material contracts; or (l) agree in writing or otherwise to do any of the foregoing.

  ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreement, Aviva and Garnet have each agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to their books and records. Each of them has also agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obligated to return or destroy such information within ten days after a request therefor by the other party.

NO SOLICITATION

  Under Merger Agreement, Garnet has agreed (i) that it will not (a) initiate, solicit or encourage (including by way of furnishing nonpublic information or assistance) or take any other action knowingly to facilitate any inquiries from any other person or entity or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (b) enter into discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, (c) agree to, or endorse, an Acquisition Proposal or (d) authorize or permit any of its directors, officers, employees or other representatives to take any such action,
(ii) that it will promptly notify Aviva of all relevant terms of any such inquiries and proposals received by Garnet or any of its directors, officers, employees or other representatives and (iii), if such inquiry or proposal is in writing, it will deliver a copy thereof promptly to Aviva; provided, however, that this provision of the Merger Agreement will not prevent the Board of Directors of Garnet from (A) complying, to the extent applicable, with regard to an Acquisition Proposal, with Rule 14e-2(a) promulgated under the Exchange Act,
(B) in response to an unsolicited bona fide written Acquisition Proposal from any Person, recommending such Acquisition Proposal to Garnet's stockholders or withdrawing or modifying in any adverse manner its approval or recommendation of this Agreement, or both, or (C) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case described in clause (B) or (C), if (i) the Required Garnet Vote shall not have been theretofore obtained, (ii) the Board of Directors of Garnet shall have concluded in good faith that such Acquisition Proposal (x) in the case of that described in clause (B) above would, if consummated, constitute a Superior Proposal (as defined below) or (y), in the case described in clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of Garnet shall have determined in good faith on the basis of written advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (iv) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors shall have received from such person an executed confidentiality agreement containing customary terms and provisions and
(v) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Board of Directors of Garnet shall have notified Aviva immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers. Garnet has agreed that it will keep Aviva informed, on a current basis, of the status of any such discussions or negotiations. Garnet has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. An "Acquisition Proposal" means any proposal or offer with respect to a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the Equity Securities (as defined in the Merger Agreement) of, Garnet or any of its subsidiaries that, in any case, could be reasonably expected to interfere with the consummation of the Merger or the other transactions contemplated by this Agreement. A "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of Garnet determines in its good faith judgment (after consultation with its financial advisers and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal or offer and the person making the proposal or offer, (i) would, if consummated, result in a transaction that is more favorable to Garnet's stockholders, from a strategic and financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed; provided, however, that, for the purposes of this definition, the term "Acquisition Proposal" shall have the meaning ascribed to it in the Merger Agreement except that the reference therein to 10% shall be deemed to be a reference to 50% and the proposal or offer therein described shall be deemed only to refer to a transaction involving Garnet or the assets of Garnet (including the shares of its subsidiaries), taken as a whole, rather than any transaction relating to any of the Subsidiaries of Garnet alone.

CERTAIN POST-MERGER MATTERS

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Garnet, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Garnet and Merger Sub.

  Pursuant to the Merger Agreement, the certificate of incorporation and the bylaws of Garnet, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of Garnet: (a) by mutual consent of Aviva and Garnet; (b) by Aviva, upon a material breach of any covenant or agreement on the part of Garnet set forth in the Merger Agreement or if any representation or warranty of Garnet shall have become untrue in any material respect, in either case such that the conditions to the obligation of Aviva to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Garnet Breach"); (c) by Garnet, upon a material breach of any covenant or agreement on the part of Aviva or Merger Sub set forth in the Merger Agreement or if any representation or warranty of Aviva or Merger Sub shall have become untrue in any material respect, in either case such that the conditions to the obligation of Garnet to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Aviva Breach"); (d) by either Aviva or Garnet, if there shall be any order of any court or governmental authority that is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Aviva or Garnet, if the Merger shall not have been consummated before September 30, 1998; provided, however, that the Merger Agreement may be extended by written notice given by either Aviva or Garnet to a date not later than October 31, 1998 if the Merger shall not have been consummated as a direct result of Garnet, Aviva or Merger Sub having failed by September 30, 1998 to receive all required regulatory approvals or consents with respect to the Merger or as the result of the entering of an order by a court or governmental authority; (f) by either Aviva or Garnet, if the Merger Agreement shall fail to receive the requisite vote for adoption by the stockholders of Garnet at the Garnet Special Meeting; (g) by either Aviva or Garnet, if the Share Issuance shall fail to receive the requisite vote for approval by the stockholders of Aviva at the Aviva Special Meeting; (h) by Garnet, if the Board of Directors of Garnet shall, at any time prior to the Garnet Special Meeting but subject to certain restrictions, approve a Superior Proposal (as defined); (i) by Aviva, if the Board of Directors of Garnet shall withdraw or modify in any manner adverse to Aviva the Board's approval or recommendation of the Merger Agreement, shall fail to reaffirm such approval or recommendation upon Aviva's request or shall approve or recommend any Superior

Proposal; (j) by Aviva, if (1) any person (other than Aviva or any of its Affiliates) shall have acquired 30% or more of the outstanding Garnet Common Stock or (2) individuals who as of the date of this Agreement constitute the Board of Directors of Garnet shall cease for any reason to constitute a majority of the Board of Directors of Garnet.

  Subject to limited exceptions, including the survival of Garnet's agreement to pay a termination fee to Aviva under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Aviva, Merger Sub or Garnet to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Garnet, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Garnet Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound thereby. Neither Aviva nor Garnet,however, intends to enter into any amendment to the Merger Agreement or to waive compliance by the other with the terms of the Merger Agreement if such amendment or waiver would be material to the consideration and vote of the stockholders of Garnet upon the proposal to adopt the Merger Agreement or to the consideration and vote of the stockholders of Aviva upon the proposal to approve the Share Issuance without resoliciting the votes of such stockholders.

EXPENSES AND TERMINATION FEE

  All expenses incurred by Aviva, Merger Sub, and Garnet will be borne by the party incurring such expenses; provided, however, that the allocable share of Aviva and Merger Sub, as a group, and Garnet for all expenses related to printing, filing and mailing this Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement or this Joint Proxy Statement/Prospectus shall be one-half each; and provided further, however, that Aviva may, at its option, pay any expenses of Garnet that are solely and directly related to the Merger.

  Garnet has agreed that, if the Merger Agreement is terminated for any of the reasons specified in clause (b), (h), (i) or (j) in the first paragraph under "-
- Termination or Amendment of the Merger Agreement," Garnet will pay to Aviva, as liquidated damages and expense reimbursement, an amount in cash equal to $50,000.

INDEMNIFICATION

  The Merger Agreement provides that, for a period of six years after the Effective Time, (i) the certificate of incorporation and bylaws of the Surviving Corporation as in effect immediately following the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of Garnet thereunder or as to the ability of the Surviving Corporation to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify with respect to any claims made against such persons arising from their service in such capacities; and (ii) Aviva shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Garnet (or substitute policies under certain circumstances) with respect to claims arising from facts or events that occurred before the Effective Time, subject to the proviso that neither Aviva nor the Surviving Corporation shall be required to maintain any such policies to the extent the coverage thereunder exceeds $3,000,000 or to expend more than 100 percent of the current annual premiums paid by Garnet for such insurance.

                       THE DEBENTURE PURCHASE AGREEMENT

GENERAL

  Consummation of the Debenture Purchase Agreement is a condition precedent to the obligation of Aviva to consummate the Merger under the Merger Agreement.

  Garnet has outstanding $15,000,000 in aggregate principal amount of its 9 1/2% Convertible Subordinated Debentures due December 21, 1998 (the "Debentures"). Aviva has entered into a Debenture Purchase Agreement dated as of June 24, 1998 with each of the holders of the Debentures (the "Debenture Purchase Agreement") pursuant to which the holders (the "Sellers") have agreed to sell to Aviva, and Aviva has agreed to purchase, the Debentures in exchange for the issuance by Aviva to the Sellers of an aggregate of 12,887,771 shares of Aviva Common Stock.

REPRESENTATIONS AND WARRANTIES

  Each of the Sellers has represented and warranted, severally and not jointly, to Aviva that such Seller has full authority to enter into the Debenture Purchase Agreement and to sell the Debentures owned by such Seller; that, with the exception of certain filings pursuant to federal and state securities laws, no order of, or filing or registration with, any governmental authority is required in order to permit the Seller to enter into the Debenture Purchase Agreement or to sell the Debentures owned by such Seller; that the execution and delivery of the Debenture Purchase Agreement by such Seller and the sale of the Debentures thereunder will not violate any law, regulation or order applicable to such Seller, any organizational document pursuant to which such Seller is organized or any contract to which it is a party; that such Seller has good title to the Debentures owned by it and that Aviva will acquire good title thereto upon consummation of the Agreement, in each case free and clear of any liens and encumbrances; that such Seller engaged no broker in connection with such sale; and that such Seller is qualified to purchase the Debentures under a specified exemption from the registration provisions of the Securities Act.

  Aviva has made similar representations and warranties to each of the Sellers (other than the representation relating to the exemption from the registration provisions of the Securities Act).

  The representations and warranties of each of the parties to the Debenture Purchase Agreement terminate at the closing.

CONDITIONS

  Conditions to the obligations of Aviva and each of the Sellers to consummate the purchase and sale of the Debentures include (i) the satisfaction of any statutory requirements with respect to the transaction (including the requisite filings pursuant to federal and state securities laws); (ii) no governmental authority or court shall have enacted or issued any law, regulation or order the effect of which is to declare such transaction illegal or to prohibit consummation of such transaction; and each such party shall have received any third party consents to the transaction that are material to such party.

  The obligation of Aviva to consummate the transaction is subject to the additional conditions that all of the Sellers' representations and warranties shall be true, in all material respects, at closing as if made again on the date of closing; each of the Sellers shall have performed in all material respects each covenant required to be performed by it prior to the closing date; and each and every condition to Aviva's obligation to consummate the Merger Agreement shall have been fulfilled or waived.

  The obligation of each Seller to consummate the transaction is subject to the additional conditions that all of Aviva's representations and warranties shall be true, in all material respects, at closing as if made again on the date of closing and Aviva shall have performed in all material respects each covenant required to be performed by it prior to the closing date.

TERMINATION

  The Debenture Purchase Agreement may be terminated at any time prior to the closing: (a) by mutual consent of Aviva and a Majority of the Sellers (as defined in the agreement); (b) by Aviva, upon a material breach of any covenant or agreement on the part of any Seller set forth in the Debenture Purchase Agreement or if any representation or warranty of any Seller shall have become untrue in any material respect, in either case such that the conditions to the obligation of Aviva to consummate the transaction would not be satisfied, subject to a cure period under certain circumstances; (c) by a Majority of the Sellers, upon a material breach of any covenant or agreement on the part of Aviva set forth in the Debenture Purchase Agreement or if any representation or warranty of Aviva shall have become untrue in any material respect, in either case such that the conditions to the obligation of any Seller to consummate the transaction would not be satisfied, subject to a cure period under certain circumstances; (d) by either Aviva or a Majority of the Sellers, if there shall be any order of any court or governmental authority that is final and nonappealable preventing the consummation of the transaction, subject to a limited exception; (e) by either Aviva or a Majority of the Sellers, if the transaction shall not have been consummated before September 30, 1998; provided, however, that the Debenture Purchase Agreement may be extended by written notice given by either Aviva or a Majority of the Sellers to a date not later than October 31, 1998 if the Merger Agreement shall have been so extended in accordance with the terms thereof; (f) by either Aviva or a Majority of the Sellers, if the Merger Agreement shall fail to receive the approval of the stockholders of Garnet at the Garnet Special Meeting or if the Share Issuance shall fail to receive the approval of the stockholders of Aviva at the Aviva Special Meeting; or (g) by either Aviva or a Majority of the Sellers, if the Merger Agreement is terminated in accordance with its terms.

                           THE BANK CREDIT FACILITY

  Aviva has entered into a new credit facility (the "Bank Credit Facility") with ING Baring (U.S.) Securities, Inc. (the "Bank") that provides a $15,000,000 senior secured revolving line of credit to Aviva. The purpose of the Bank Credit Facility is to consolidate the bank indebtedness of both Aviva and Garnet. The proceeds of borrowings will be used to pay Garnet's OPIC Debt (estimated to be approximately $6.2 million (net of escrow amounts) and Aviva's indebtedness to the Bank (estimated to be approximately $7.4 million). The balance of the proceeds (estimated to be approximately $1.4 million) is to be used to supplement working capital and, to the extent not funded by cash flow from operations, fund the combined company's remaining estimated capital expenditures for 1998.

  The borrower under the Bank Credit Facility is Neo Energy, Inc. ("Neo"), a wholly owned subsidiary of Aviva that is the owner of Aviva's Colombian oil and gas properties. Borrowings under the Bank Credit Facility are to be guaranteed by Aviva and Aviva America, Inc. ("Aviva America"), a wholly owned subsidiary of Aviva that is the owner of Aviva's United States oil and gas properties. Borrowings under the Bank Credit Facility are to be secured by a first mortgage on all of Aviva's oil and gas properties (including the oil and gas properties owned by Garnet), a lien on Aviva's accounts receivable (including those of Garnet) and any other assets deemed appropriate by the Bank and an unrestricted pledge of all the outstanding capital stock of Neo and Aviva America. A portion of the credit (estimated to be approximately $6.0 million) under the Bank Credit Facility will be guaranteed by OPIC.

  Borrowings under the Bank Credit Facility will bear interest at the London Interbank Offered Rate plus 2.125% per annum. In addition, a guarantee fee of 2.4% per annum on the portion of the borrowings guaranteed by OPIC will be payable to OPIC.

  Aviva has agreed to issue to the Bank 800,000 shares of Aviva Common Stock and warrants to purchase 1,500,000 shares of Aviva Common Stock at an exercise price of $0.50 per share in payment of financial advisory fees at the time of the first borrowing thereunder. In addition, an arrangement fee of $150,000 is payable at that time.

  Borrowings under the Bank Credit Facility will be payable as follows: $50,000 per month through February 1999; on April 1, 1999 an amount sufficient to reduce the indebtedness thereunder to $9,100,000; and thereafter $275,758 per month until final maturity on December 31, 2001.

  Conditions precedent under the Bank Credit Facility include consummation of the Merger pursuant to the Merger Agreement, consummation of a merger of the Partnership with Neo, termination of Garnet's bank credit facility through payment of the OPIC Debt and receipt by the Bank of a guaranty from OPIC with respect to approximately $6.0 million of the borrowings.

  Aviva's affirmative covenants under the Bank Credit Facility include (i) provision to the Bank of annual and quarterly financial statements, annual reviews of Aviva's insurance policies and monthly production and cash flow reports, (ii) compliance by Aviva with applicable laws and regulation, including environmental laws, (iii) notices to the Bank of material litigation and claims,
(iv) maintenance of a consolidated current ratio of not less than 1.0 to 1.0 (excluding the current portion of indebtedness under the Bank Credit Facility) and (v) for periods subsequent to March 31, 1999, maintenance of consolidated net worth of not less than $2,500,000 plus 50% of consolidated net income (if positive) and 50% of the proceeds of future equity sales and maintenance of a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) to interest expense of not less than 2.75 to 1.0. Its negative covenants include (a) no incurrence of additional indebtedness other than permitted indebtedness which includes capitalized leases if the annual payment obligations thereunder does not exceed $_______, (b) no incurrence of additional liens except in the ordinary course of business, (c) no sales of assets except in the ordinary course of business and (d) the avoidance of consolidated general and administrative expense of more than $2,000,000 in any 12-month period.

  Events of default under the Bank Credit Facility include, in addition to nonpayment of principal, interest and fees and breach of representations and covenants thereunder, breach of other agreements that are material to Aviva, the incurrence of a material legal judgment against Aviva, the occurrence of certain ERISA events and a Change of Control of Aviva (as therein defined).

  Based on its internal projections of cash flow, Aviva does not believe that Aviva will be able to make the principal payment due under the Bank Credit Facility on April 1, 1999 out of its internally generated funds. See the discussion under "Reasons for the Merger -- Pro Forma Financial Condition." Moreover, without an infusion of additional equity capital prior to April 1, 1999, management of Aviva believes that Aviva will be in default of the consolidated net worth covenant described above which comes into effect on that date.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma condensed financial information is presented to illustrate the effect on the historical financial statements of Aviva of the Merger and related transactions including (i) the acquisition of Garnet by Aviva in a stock for stock exchange to be accounted for using the purchase method of accounting, (ii) the purchase by Aviva of $15 million in aggregate principal amount of Garnet's outstanding 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock, and (iii) additional borrowings by Aviva of $15 million and the use of those funds to refinance $7.44 million of existing indebtedness of Aviva and approximately $6 million of indebtedness of Garnet. The unaudited pro forma condensed statements of operations give effect to these transactions as if they had occurred on January 1, 1997. The unaudited pro forma condensed balance sheet gives effect to these transactions as if they had occurred on March 31, 1998.

         The unaudited pro forma adjustments are based on available information and certain assumptions Aviva believes are reasonable, and in the opinion of management, include all adjustments necessary to present fairly the pro forma financial information. The pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Aviva and Garnet, incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed statements of operations are not necessarily indicative of the results that would have occurred had the Merger and related transactions occurred on January 1, 1997, nor are they necessarily indicative of future operating results of the combined companies.

                             AVIVA PETROLEUM INC.
             Unaudited Pro Forma Condensed Statement of Operations
                         Year Ended December 31, 1997
                   (in thousands, except per share amounts)

                                                           Aviva          Garnet
                                                         Historical     Historical     Pro Forma          Pro Forma
                                                          Amounts         Amounts     Adjustments      Adjusted Amounts
                                                         ----------     ----------   --------------   -------------------
Oil and gas sales ......................................  $  9,726        $  8,982    $      0             $ 18,708
                                                          --------        --------    --------             --------
Expense:
    Production .........................................     4,235           3,677          --                7,912
    Depreciation and depletion and
      amortization .....................................     6,067           4,764        (390) (g)          10,441
    Write-down of oil and gas properties ...............    19,953          25,761     (34,609) (g)          11,105
    General and administrative .........................     1,510             941           -                2,451
                                                          --------        --------    ---------            --------

        Total expense ..................................    31,765          35,143     (34,999)              31,909
                                                          --------        --------    ---------            --------

Other income (expense):
    Interest and other income (expense), net ...........       122             381          --                  503
    Interest expense ...................................      (658)         (2,295)      1,641  (i)          (1,312)
                                                          --------        --------    ---------            --------

        Total other income (expense) ...................      (536)         (1,914)      1,641                 (809)
                                                          --------        --------    ---------            --------

Loss before income taxes ...............................   (22,575)        (28,075)     36,640              (14,010)

Income tax benefits ....................................        93             285          --                  378
                                                          --------        --------    ---------            --------

        Net loss .......................................  $(22,482)       $(27,790)   $ 36,640             $(13,632)
                                                          ========        ========    =========            ========

Weighted average common shares outstanding .............    31,483                                           45,520
                                                          =========                                        ========

Basic and diluted net loss per common share ............  $  (0.71)                                        $  (0.30)
                                                          =========                                        ========

See accompanying notes to pro forma condensed financial statements

                             AVIVA PETROLEUM INC.
             Unaudited Pro Forma Condensed Statement of Operations
                       Three Months Ended March 31, 1998
                   (in thousands, except per share amounts)
                                  (unaudited)

                                                              Aviva          Garnet
                                                            Historical     Historical      Pro Forma        Pro Forma
                                                              Amounts        Amounts      Adjustments    Adjusted Amounts
                                                            ----------     ----------     -----------    ----------------
Oil and gas sales ....................................       $  1,146       $  1,124       $    -            $  2,270
                                                             --------       --------       ------            --------
Expense:
    Production .......................................            799            606            -               1,405
    Depreciation, depletion and amortization .........            671            531          122  (g)          1,324
    Write-down of oil and gas properties .............          2,764          3,483         (922) (g)          5,325
    General and administrative .......................            360            282                              642
                                                             --------       --------       ------            --------

        Total expense ................................          4,594          4,902         (800)              8,696
                                                             --------       --------       ------            --------

Other income (expense):
    Interest and other income (expense), net .........            745             87            -                 832
    Interest expense .................................           (165)          (573)         406  (h)           (332)
                                                             --------       --------       ------            --------

        Total other income (expense) .................            580           (486)         406                 500
                                                             --------       --------       ------            --------

Loss before income taxes .............................         (2,868)        (4,264)       1,206              (5,926)

Income taxes .........................................            (97)          (112)           -                (209)
                                                             --------       --------       ------            --------

        Net loss .....................................       $ (2,965)      $ (4,376)    $  1,206            $ (6,135)
                                                             ========       ========     ========            ========

Weighted average common shares outstanding ...........         31,483                                          45,520
                                                             ========                                        ========
Basic and diluted net loss per common share ..........       $  (0.09)                                       $  (0.13)
                                                             ========                                        ========

See accompanying notes to pro forma condensed financial statements

                             AVIVA PETROLEUM INC.
                  Unaudited Pro Forma Condensed Balance Sheet
                                March 31, 1998
                    (in thousands, except number of shares)
                                  (unaudited)

                                                                       Aviva           Garnet                           Pro Forma
                                                                     Historical      Historical        Pro Forma         Adjusted
                                                                      Amounts         Amounts         Adjustments        Amounts
                                                                 ---------------- ---------------- ---------------- ----------------
ASSETS

Current Assets:
    Cash and cash equivalents .....................................    $    543       $  2,412        $    (82) (d)     $  2,873
    Accounts receivable ...........................................       1,396            836              --             2,232
    Inventories ...................................................         576            380              --               956
    Prepaid expenses and other ....................................         106            142              --               248
                                                                      ---------       --------        --------          --------
         Total current assets .....................................       2,621          3,770             (82)            6,309
                                                                      ---------       --------        --------          --------
Property and equipment, at cost:
    Oil and gas properties and equipment (full cost method) .......      61,251         60,528         (52,922)(b)        68,857
    Other .........................................................         606            134            (134)(b)           606
                                                                      ---------       --------        --------          --------
                                                                         61,857         60,662         (53,056)           69,463

Less accumulated depreciation, depletion and amortization .........     (53,289)       (52,225)         52,225 (b)       (53,289)
                                                                      ---------       --------        --------          --------
                                                                          8,568          8,437            (831)           16,174
Other assets ......................................................       1,409            452            (452)(c)         1,409
                                                                      ---------       --------        --------          --------
                                                                       $ 12,598       $ 12,659        $ (1,365)         $ 23,892
                                                                      =========       ========        ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of long term debt .............................    $    230       $ 22,641        $(22,471)(d)      $    400
    Accounts payable and accrued liabilities ......................       2,790          1,702            (287)(e)         4,205
                                                                      ---------       --------        --------          --------
         Total current liabilities ................................       3,020         24,343         (22,758)            4,605
                                                                      ---------       --------        --------          --------
Long term debt, excluding current portion .........................       7,210             --           7,390 (d)        14,600
Gas balancing obligations and other ...............................       1,585            275              --             1,860

Stockholders' equity:
    Common stock, no par value ....................................       1,574            115            (115)(f)         1,574
    Additional paid-in capital ....................................      33,376         52,491         (50,447)(f)        35,420
    Accumulated deficit ...........................................     (34,167)       (64,565)         64,565 (f)       (34,167)
                                                                      ---------       --------        --------          --------
         Total stockholders' equity ...............................         783        (11,959)         14,003             2,827
                                                                      ---------       --------        --------          --------
                                                                       $ 12,598       $ 12,659        $ (1,365)         $ 23,892
                                                                      =========       ========        ========          ========

See accompanying notes to pro forma condensed financial statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements reflect the following pro forma adjustments:

(a) To record the allocation of the purchase price of Garnet based on the fair value of the assets acquired and liabilities assumed. The purchase price of approximately $8.3 million consists of $2.3 million related to the issuance of 14,036,987 shares of Aviva's common stock at $0.167 per share and the assumption of approximately $6.0 million of debt.

(b) To adjust oil and gas properties and fixed assets to their allocated purchase price amount.

(c)  To remove Garnet's other assets, principally deferred loan costs.

(d) To adjust for financing activity including: (i) the retirement of $15 million of Garnet's 9 1/2% Convertible Subordinated Debentures in exchange for 12,887,771 shares of Aviva common stock, (ii) additional borrowings by Aviva of $15 million and the use of those funds to refinance $7.44 million of existing indebtedness of Aviva and $6 million of indebtedness of Garnet,
     (iii) the reclassification of certain portions of long term debt from current to noncurrent, and (iv) the aggregate effect on cash and cash equivalents.

(e) To remove the accrued interest payable ($356,000) on Garnet's 9 1/2% Convertible Subordinated Debentures and record anticipated severance benefits ($70,000) for the Chief Executive Officer of Garnet. The Vice President-Finance and Secretary of Garnet is expected to continue employment with Aviva.

(f) To eliminate Garnet stockholders' equity and record the value of 12,887,771 shares of Aviva common stock issued at $0.167 per share in exchange for $15 million of Garnet's 9 1/2% subordinated debentures and 1,149,216 shares of Aviva common stock issued at $0.167 per share in exchange for 11,492,162 shares of Garnet common stock, net of estimated issue costs of $300,000.

(g) To adjust depletion, depreciation and amortization of oil and gas properties determined by the unit-of-production method including the allocated purchase price of the Garnet oil and gas properties of $7.6 million at January 1, 1997, and to adjust the write-down of oil and gas properties based on the revised carrying values.

(h) To reduce interest expense in the amount of: (i) $356,000 associated with Garnet's $15 million of 9 1/2% convertible subordinated debentures that are being canceled, and (ii) $50,000 resulting principally from lower amortization of deferred loan costs and lower outstanding borrowings which would have occurred had Garnet been acquired on January 1, 1997.

(i) To reduce interest expense in the amount of: (i) $1,425,000 associated with Garnet's $15 million of 9 1/2% convertible subordinated debentures that are being canceled, and (ii) $216,000 resulting principally from lower amortization of deferred loan costs and lower outstanding borrowings which would have occurred had Garnet been acquired on January 1, 1997.

              SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

AVIVA

     For information regarding the security ownership of certain beneficial owners and management of Aviva, see "The Aviva Special Meeting; Additional Matters -- Security Ownership by Certain Beneficial Owners" and "The Aviva Special Meeting; Additional Matters -- Security Ownership by Management."

GARNET

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth, as of the close of business on March 1, 1998, certain information with respect to the beneficial share holdings of each director and each of the five most highly compensated executive officers of Garnet and all executive officers and directors as a group, as well as the holdings of each stockholder who was known to Garnet to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act of more than 5% of the Common Shares, based upon Garnet records or Commission records. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                               COMMON SHARES
                                                                BENEFICIALLY     PERCENT
                NAME OF BENEFICIAL OWNER (1)                       OWNED       OF CLASS (2)
-------------------------------------------------------------    ---------     ------------
Wexford Management LLC                                          1,150,909 (3)          9.1 %
411 West Putnam Avenue
Greenwich, Connecticut 06830

Pecks Management Partners Ltd.                                  1,090,910 (4)          8.7
One Rockefeller Plaza
New York, New York 10020

Robert J. Cresci                                                   62,950 (5)            *

Edgar L. Dyes                                                      40,826 (6)            *

Douglas W. Fry                                                    138,062 (7)          1.2

Montague H. Hackett, Jr.                                          191,690 (6)          1.6

All directors and executive officers as a group (4 persons)....   433,528              3.6
                                                                      (5,6,7)

_______________
*    Less than 1% of the outstanding Common Shares of Garnet.

(1) Except as otherwise indicated, (i) the persons named in the above table have sole voting and investment power with respect to all shares of Garnet Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in such table or referred to in the footnotes thereto are shares of which the persons named in the table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(2) Based on 11,492,162 shares of Garnet's Common Stock issued and outstanding on March 1, 1998 plus 2,727,273 shares issuable to such owner or group upon conversion of the outstanding Garnet Debentures ("Conversion Shares") and shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

(3) According to a Schedule 13D dated April 23, 1997, the indicated number of shares consists of Conversion Shares issuable on conversion of Debentures held by four investment funds. Wexford Management LLC ("Wexford Management") serves as investment advisor to three of the funds and as sub-investment advisor to the fourth fund which is organized as a corporation. Wexford Advisors, LLC ("Wexford Advisors") serves as the investment advisor to the corporate fund and as general partner to the remaining funds which are organized as limited partnerships. Wexford Management shares voting and dispositive power with respect to the Conversion Shares with each of the funds, with Wexford Advisors, and with Charles E. Davidson and Joseph M. Jacob, each of whom is a controlling person of Wexford Management and Wexford Advisors.

(4) According to a Schedule 13G dated February 9, 1995 filed by Pecks Management Partners Ltd. ("Pecks"), as a registered investment advisor, the indicated number of shares consists of Conversion Shares issuable to three investment advisory clients of Pecks upon conversion of Debentures owned by such clients. One such client, Delaware State Employees' Retirement Fund, would acquire more than 5% of Garnet's Common Stock if all its Debentures were converted. Pecks has sole investment and dispositive power with respect to the Conversion Shares issuable to its clients and the discretion to convert the Debentures owned by them.

(5) Consists solely of shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans. Does not include Conversion Shares issuable to clients of Pecks, of which Mr. Cresci is a managing director. For information with respect to such shares, see note
     (4) above.

(6) Consists solely of shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

(7) Includes ______ shares issuable upon exercise of vested stock options issued pursuant to Garnet's stock option plans.

                      DESCRIPTION OF AVIVA CAPITAL STOCK

GENERAL

     The following descriptions of certain of the provisions of the certificate of incorporation and bylaws of Aviva are necessarily general and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

AVIVA COMMON STOCK

     Aviva is authorized to issue 348,500,000 shares of Aviva Common Stock, without par value. As of the Aviva Record Date, there were 31,482,716 shares of Aviva Common Stock issued and outstanding and approximately _______ holders of record of Aviva Common Stock. The holders of Aviva Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Aviva Common Stock do not have cumulative voting rights in the election of directors. The holders of Aviva Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Aviva out of legally available funds. In the event of liquidation, dissolution or winding up of Aviva, the holders of Aviva Common Stock are entitled to share ratably in all assets of Aviva remaining after discharge of all indebtedness of Aviva. The holders of Aviva Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable.

CERTAIN PROVISIONS OF AVIVA CHARTER AND BYLAWS

     The Aviva Charter contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses and damages incurred thereby under the circumstances set forth therein. The Aviva Charter also contains provisions that, in accordance with the TBCA, limit the liability of directors of Aviva for monetary damage for acts or omissions by directors acting in such capacity. Pursuant to these provisions, directors of Aviva may only be liable for (i) a breach of the duty of loyalty to Aviva, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director received an improper benefit, whether or not the benefit resulted from an act taken within the scope of the director's office and (iv) acts or omissions for which the liability of a director is expressly provided by statute.

     The provisions of the Aviva Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Aviva entitled to vote thereon.

     Except in the case of nominations by or at the direction of the Aviva Board of Directors, written notice must be given of any nomination of a director not later than the close of business on the tenth day following the day of notice of a stockholders' meeting.

     All actions taken by the Aviva Board of Directors, including the appointment and removal of officers of Aviva, require the affirmative vote of a majority of the directors. The Aviva Bylaws provide that the number of directors on the Aviva Board of Directors may be increased or decreased with the approval of a majority of the then-authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

     The Aviva Bylaws may be adopted, amended or rescinded by the vote of a majority of the Aviva Board of Directors or by the majority of the outstanding shares of capital stock entitled to vote.

TRANSFER AGENT AND REGISTRAR

     The U. S. transfer agent and registrar for the Aviva Common Stock is ChaseMellon Stockholders Services, L.L.C.

                       DESCRIPTION OF DEPOSITARY SHARES

     The following is a description of certain provisions of the Deposit Agreement dated as of September 15, 1994, between Aviva and ChaseMellon Shareholder Services, L.L.C., as Depositary for the benefit of all registered holders from time to time of the Depositary Shares issued hereunder (the "Holders"). Such description does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, which has been filed as an exhibit to the Registration Statement. Terms used herein and not otherwise defined have the meanings ascribed thereto in the Deposit Agreement. A copy of the Deposit Agreement has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and is available for inspection at the principal office of the Depositary, currently located at 2323 Bryan Street, Suite 2300, Dallas, Texas 75201 (the "Principal Office").

     Depositary Receipts evidencing Depositary Shares have been and will be issued from time to time by the Depositary in exchange for shares of Aviva Common Stock deposited pursuant to the Deposit Agreement on the basis of one Depositary Share for five shares of Aviva Common Stock.

DEPOSIT AND WITHDRAWAL OF AVIVA COMMON STOCK

     Registered holders of Aviva Common Stock may from time to time and at any time surrender certificates evidencing shares of Aviva Common Stock to the Depositary for deposit pursuant to the Deposit Agreement by executing and delivering such documents as the Depositary may require, including endorsements of stock certificates or execution of stock powers in blank. Upon satisfaction of the Depositary's requirements, the Depositary will issue to the former registered holder of Aviva Common Stock Depositary Shares registered in the name of the former registered holder of Aviva Common Stock on the basis of one Depositary Share for each five shares of Aviva Common Stock so deposited. Depositary Shares issued pursuant to the Deposit Agreement will be evidenced by Depositary Receipts.

     Upon surrender of Depositary Receipts evidencing Depositary Shares at the Corporate Trust Office of the Depositary and upon payment of the charges provided for in the Deposit Agreement, Holders are entitled to withdraw the shares of Aviva Common Stock and any other securities or other property then represented by the Depositary Shares. Any Holder requesting withdrawal of Aviva Common Stock must deliver to the Depositary a written order containing delivery instructions. The forwarding of certificates evidencing Aviva Common Stock and any other securities or property by the Depositary to the withdrawing Holder will be at the risk and expense of the Holder.

     The owners of Depositary Shares are, by virtue thereof, beneficial owners of the Aviva Common Stock represented by the Depositary Shares. By their acceptance of Depositary Receipts evidencing Depositary Shares, the Holders thereof have agreed to comply with all laws, such as Section 13(d) of the Exchange Act, relating to ownership of the Aviva Common Stock.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

     To the extent that the Depositary receives cash dividends paid by Aviva on the Aviva Common Stock, the Depositary is required by the terms of the Deposit Agreement to distribute such amounts to the Holders of Depositary Shares in proportion to the number of Depositary Shares held by each such Holder, after deducting any expenses of the Depositary. The amounts distributed will be reduced by any amounts required to be withheld by Aviva or the Depositary on account of taxes or other governmental charges.

     If the Depositary receives any distribution upon any deposited Aviva Common Stock in securities or other property (other than cash, Aviva Common Stock or rights), the Depositary shall cause such securities or property to be distributed to the Holders of Depositary Shares entitled thereto, after deduction or upon payment of any expenses of the Depositary, in proportion to their holdings, in any manner that the Depositary deems equitable and practicable. If in the opinion of the

Depositary, however, the distribution of such securities or property cannot be made proportionately among such Holders, or if for any other reason (including any requirement that Aviva or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to Holders) the Depositary deems such distribution not to be feasible, the Depositary may adopt, with Aviva's approval, such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the securities or property thus received, or any part thereof, and the distribution to Holders of the net proceeds of any such sale.

     If Aviva declares and pays a dividend payable in the form of Aviva Common Stock on the outstanding Aviva Common Stock, the Depositary may, with the approval of Aviva, and shall, if Aviva so requests, either (i) distribute to the Holders, in proportion to their holdings, additional Depositary Receipts evidencing additional Depositary Shares on the basis of one Depositary Share for each five shares of Aviva Common Stock paid as a dividend or (ii) reflect on the records of the Depositary a change in the ratio of Depositary Shares to the number of shares of Aviva Common Stock represented thereby as necessary to take into account such Aviva Common Stock dividend. In lieu of issuing fractional Depositary Shares, the Depositary will sell the number of whole Depositary Shares represented by the aggregate of such fractions and distribute the net proceeds in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement.

     If Aviva offers to the holders of Aviva Common Stock any rights to subscribe for additional Aviva Common Stock or any other rights, the Depositary will, if Aviva so directs and in such manner as Aviva shall instruct, make such rights available to the Holders of the Depositary Shares (through the issuance of warrants representing such rights or otherwise). If, at the time of issuance of such rights, Aviva shall determine that it is not lawful or feasible to make such rights available to some or all Holders or if and to the extent that the Depositary is instructed by Holders of Depositary Shares who do not desire to exercise such rights, the Depositary shall, if so instructed by Aviva and if applicable laws and the terms of the rights permit, sell such rights at public or private sale and distribute the net proceeds to the Holders of Depositary Shares entitled thereto as in the case of a cash dividend. If the Depositary is precluded by applicable law, the terms of the rights or otherwise from making such rights available to the Holders and from selling the rights and distributing the net proceeds of such sale to the Holders, the Depositary shall allow the rights to lapse.

     The Depositary will not and is not required to offer such rights to Holders unless and until a registration statement under the Securities Act is in effect with respect thereto or unless the offering, sale and delivery of such securities to Holders are exempt from the registration requirements of the Securities Act. Aviva has agreed in the Deposit Agreement that, if registration under the Securities Act is required in connection with the offering to the Holders of the securities to which any such rights relate, Aviva will timely file a registration statement with respect to such offering and will use its best efforts to cause it to become effective under the Securities Act.

RECORD DATES

     Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued or whenever the Depositary shall receive notice of any meeting of holders of Aviva Common Stock or of any solicitation of consents with respect thereto, the Depository will fix a record date, which record date shall be the same record date fixed by Aviva, or as near as practicable to the record date set by Aviva, for the determination of the Holders who will be entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof, or to receive notice of, and to give instructions for the exercise of voting rights at, or the delivery of consents with respect to, any such meeting or consent solicitation, subject, in each case, to the provisions of the Deposit Agreement.

VOTING OF THE AVIVA COMMON STOCK

     At the same time that Aviva mails to its shareholders notice of any meeting or solicitation of consents or proxies of holders of Aviva Common Stock, Aviva will provide to the Depositary and the Depositary will mail the information contained in such notice of meeting to Holders. Holders will be entitled to instruct the Depositary as to the manner of voting the Aviva Common Stock evidenced by the Depositary Receipts at any meeting of shareholders. The Depositary will not itself exercise any voting discretion with respect to any Aviva Common Stock deposited under the Deposit Agreement.

INSPECTION OF TRANSFER BOOKS

     The Depositary will keep books at its Corporate Trust Office for the registration and transfer of Depositary Receipts, which at all reasonable times will be open for inspection and copying by Holders and Aviva, provided that, in the case of a Holder, such right to inspect and copy is limited to the same extent as the right of a holder of Aviva Common Stock is limited by applicable law.

REPORTS AND NOTICES

     Aviva will make available for inspection by Holders at its corporate headquarters any notices, reports and communications that are made generally available to the holders of Aviva Common Stock by Aviva. Aviva will also send to the Depositary and Holders copies of such notices, reports and communications as provided in the Deposit Agreement.

CHANGES AFFECTING AVIVA COMMON STOCK

     Upon any change in par value, split-up, consolidation or any other reclassification of the Aviva Common Stock, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Aviva or to which it is a party, any securities that are received by the Depositary in exchange for or in conversion of or in respect of such Aviva Common Stock will be held by the Depositary under the Deposit Agreement, and the Depositary Receipts evidencing outstanding Depositary Shares will thenceforth represent the new securities so received, unless additional or new Depositary Receipts are delivered as described in the following sentence. In any such case the Depositary may, and will, if Aviva so requests, execute and deliver additional Depositary Receipts or call for the surrender of outstanding Depositary Receipts to be exchanged for new Depositary Receipts.

     Each Holder of Depositary Shares, by acceptance of the Depositary Receipt evidencing such Depositary Shares, acknowledges that the Depositary Shares represent beneficial ownership of the Aviva Common Stock in exchange for which the Depositary Shares were issued and that, to the extent such Holder is subject to the laws of the United States or the United Kingdom, such Holder will comply with the laws of such jurisdiction relating to beneficial ownership of the Aviva Common Stock, including, in the United States, Section 13(d) of the Securities Exchange Act of 1934, as amended.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of the Depositary Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between Aviva and the Depositary and, except as provided in the next sentence, such amendment requires no consent from the Holders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges) payable by Holders, or that otherwise prejudices any substantial existing right of the Holders, will not take effect as to outstanding Depositary Shares until the expiration of three months after notice of such amendment has been given to the Holders.
Every Holder at the time any such amendment becomes effective will be deemed, by continuing to hold a Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     Whenever so directed by Aviva, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement upon 30 days' notice to the Holders if at any time 90 days shall have expired after the Depositary shall have delivered to Aviva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, as provided in the Deposit Agreement. If any Depositary Shares remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Depositary Receipts, will suspend the distribution of dividends to the Holders and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to the deposited Aviva Common Stock, will sell rights as provided in the

Deposit Agreement and will deliver deposited Aviva Common Stock, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Depositary Receipts surrendered to the Depositary.

     At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited Aviva Common Stock then held and hold the net proceeds of any such sale, together with any cash then held, unsegregated from its other funds and without liability for interest, for the pro rata benefit of the Holders who have not theretofore surrendered their Depositary Receipts.

CHARGES OF DEPOSITARY

     Aviva will pay all charges of the Depositary and those of the registrar, if any, under the Deposit Agreement, except for taxes and other governmental charges and certain cable, telex, facsimile transmission and delivery charges, which charges shall be paid by the Holders to the Depositary. As a condition to effecting any delivery, registration, transfer, split-up, combination, surrender or exchange of any Depositary Receipt evidencing Depositary Shares or any transfer or withdrawal of Aviva Common Stock deposited under the Deposit Agreement, the Depositary may require payment of a sum sufficient to reimburse it for, or evidence satisfactory to the Depositary of the payment of, any tax, duty or other governmental charge with respect thereto.

GENERAL

     Neither the Depositary nor Aviva will be liable to the Holders if prevented or delayed by law, governmental authority, any provision of the corporate charter of Aviva or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Aviva and the Depositary under the Deposit Agreement are expressly limited to using their reasonable efforts and performing in good faith their respective duties specified therein.

     The Depositary Receipts are transferable on the books of the Depositary; provided however, that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties under the Deposit Agreement or at the request of Aviva. The delivery, transfer and surrender of Depositary Receipts generally may be suspended during any period when the transfer books of the Depositary or Aviva are closed, or if any such action is deemed necessary or advisable by the Depositary or Aviva, in good faith, at any time or from time to time in accordance with the Deposit Agreement.

     The Depositary may refuse to deliver Depositary Receipts, register the transfer of any Depositary Receipt or make any distribution of, or related to, Aviva Common Stock until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper.

     Aviva has also appointed the Depositary to act as registrar, and the Depositary may, with the approval of Aviva, appoint one or more co-registrars for registration of the Depositary Receipts in accordance with the requirements of any stock exchange on which such Depositary Receipts are listed. Such registrars or co-registrars shall, upon Aviva's request, and may, with the approval of Aviva, be removed and a substitute or substitutes appointed by the Depositary.


              COMPARATIVE RIGHTS OF AVIVA AND GARNET STOCKHOLDERS

     As a result of the Merger, Garnet shareholders will receive Aviva Common Stock in exchange for their shares of Garnet Common Stock. The rights of all former Garnet stockholders will thereafter be governed by the articles of incorporation of Aviva (the "Aviva Charter"), the Aviva bylaws (the "Aviva Bylaws"), and the TBCA. The rights of holders of Garnet are currently governed by the certificate of incorporation of Garnet (the "Garnet Charter"), the bylaws of Garnet (the "Garnet Bylaws"), and the DGCL. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Aviva and Garnet, sets forth certain differences between the relevant provisions of the Aviva Charter and the Garnet Charter, the Aviva Bylaws and the Garnet Bylaws, and the TBCA and the DGCL.

     Since Aviva is a Texas corporation and Garnet is a Delaware corporation, the differences between the rights of the Aviva stockholders and the Garnet stockholders will arise from the various differences between the TBCA and the DGCL, as well as from the differences between the various provisions of the Aviva Charter and Aviva Bylaws and the Garnet Charter and Garnet Bylaws. The following summary is qualified in its entirety by reference to the TBCA, the DGCL, the complete text of the Aviva Charter and Aviva Bylaws and the Garnet Charter and Garnet Bylaws.

AMENDMENTS TO THE CHARTER

     Aviva. Article 4.02 of the TBCA provides that an amendment to a corporation's articles of incorporation must be approved by the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless the corporation's articles of incorporation provide otherwise. Under the Aviva Charter, provisions of the Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock entitled to vote thereon.

     Garnet. Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment and by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

AMENDMENTS TO BYLAWS

     Aviva. The Aviva Bylaws may be adopted, amended or rescinded either by the vote of a majority of the Board of Directors or by the holders of a majority of the outstanding shares of the capital stock present and entitled to vote at a meeting.

     Garnet. The Garnet Bylaws may be amended either by the Board of Directors or by the holders of a majority of the outstanding shares of the capital stock present and entitled to vote at a meeting.

BOARD OF DIRECTORS

     Both the TBCA and the DGCL provide that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the charter or bylaws require a greater number.

     Aviva. The TBCA provides that the board of directors of a Texas corporation shall consist of one or more members as fixed by the articles of incorporation or bylaws. The Aviva Bylaws grant the Board of Directors the power to set the number of directors. This number, which is presently set at five, may be increased or decreased with the approval of a majority of the then authorized number of directors. All actions taken by the Aviva Board of Directors, including the appointment and removal of officers of Aviva, require the affirmative vote of a majority of the directors.

     Garnet. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The Garnet Bylaws authorize no fewer than three and no more than seven persons to serve on its Board of Directors at one time. Garnet presently has three directors. The number of directors may be increased or decreased by resolution approved by the unanimous vote of the then authorized directors.

REMOVAL OF DIRECTORS

     Aviva. Under the TBCA, a corporation's bylaws or articles of incorporation may provide that, at any meeting of shareholders called expressly for that purpose, one or more directors or the entire board may be removed with or without cause by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors.

     Garnet. Both the DGCL and the Garnet Bylaws provide that a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Aviva. Under the TBCA, any vacancy occurring on a board of directors shall be filled by the affirmative vote of a majority of the remaining members of the board of directors then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. Under the TBCA, a directorship created by reason of an increase in the number of directors may be filled by the board of directors for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting). The TBCA further provides that the board of directors shall not fill more than two such directorships during the period between two successive annual meetings of shareholders. According to the Aviva Bylaws, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office. This provision of the Aviva Bylaws may be altered, amended or repealed by the affirmative vote of the majority of either the Aviva Board of Directors or the outstanding shares of capital stock of Aviva entitled to vote.

     Garnet. The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The Garnet Bylaws provide that vacancies and newly created directorships resulting from any such increase may be filled by a majority of the directors then in office. This provision of the Garnet Bylaws may be altered, amended, or repealed by the affirmative vote of the majority of either the Garnet Board of Directors or the outstanding shares of capital stock of Garnet entitled to vote.

SPECIAL MEETINGS OF STOCKHOLDERS

     Aviva. Under the TBCA, special meetings of the shareholders may be called at any time by the board of directors, the chairman of the board, the president, or holders of at least 10% of the shares entitled to vote at the special meeting. The Aviva Bylaws, however, provide that a special meeting of stockholders may be called by the Aviva Board of Directors, the Chairman of the Board, the President, or by the holders of a majority of the issued and outstanding shares of the capital stock of Aviva entitled to vote. Written notice of a special meeting must be mailed out not fewer than ten or more than sixty days before the meeting to each stockholder of record entitled to vote.

     Garnet. The DGCL provides that special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Garnet Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the President, or by the Garnet Board of Directors pursuant to a resolution approved by the majority of the entire Board. The DGCL and the Garnet Bylaws provide that written notice of a special meeting must be delivered not less than ten or more than sixty days before the date of such meeting to each stockholder of record entitled to vote.

ACTION BY WRITTEN CONSENT

     Aviva. The TBCA provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken shall be signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders.

     Garnet. The DGCL provides that, unless otherwise provided in the corporation's charter or bylaws, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Garnet Bylaws permit action to be taken by the Garnet stockholders without a meeting.

VOTING

     Neither the Aviva nor the Garnet Charter provides for cumulative voting right for the election of directors.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

     Aviva. The TBCA generally requires that a merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote, unless such corporation's articles of incorporation provide otherwise. The Aviva Charter does not contain any provisions that would require greater than a majority of stockholders to approve such transactions involving Aviva.

     Garnet. Under the DGCL, mergers, consolidations, sales of substantially all of the assets or dissolution of a corporation generally must be approved by the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon, unless the certificate of incorporation requires approval by a greater number of shares of stock. The Garnet Charter does not contain any provisions that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions involving Garnet.

     Unless required by its certificate of incorporation, no stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

LIMITATIONS ON DIRECTORS' LIABILITY

     Aviva. Under the TBCA, a director shall not be liable to the corporation or to shareholders as a director if that director exercised ordinary care and acted in good faith. Additionally, the director shall not be personally liable for damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the corporation if, in the exercise of ordinary care, he acted in good faith and in reliance upon the written opinion of an attorney for the corporation. The Aviva Charter contains provisions that limit the liability of directors of Aviva for breach of fiduciary duty by directors acting in such capacity. Pursuant to these provisions, directors of Aviva may be liable for breach of fiduciary duty only (a) in relation to the payment of unlawful dividends, the unlawful purchases of stock of the corporation or (b) if, in addition to any and all other requirements for such liability, any such director (i) shall have breached the duty of loyalty to Aviva, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit.

     Garnet. Under the DGCL and the Garnet Charter, directors shall not be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

     Aviva. Under Article 2.02-1 of the TBCA and the Aviva Charter, each current and former director and officer of a Texas corporation, or each person who served at request as a director or officer of a subsidiary of the corporation, shall be indemnified by the corporation for liabilities imposed upon him, expense reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or an officer, and for any reasonable settlement of any such claim, action, suit or proceeding. The TBCA provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith,
(ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and that a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The TBCA further provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA.

     The Aviva Charter authorizes the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership, or other enterprise against expenses and damages incurred thereby.

     Garnet. Under Section 145 of the DGCL and the Garnet Charter, Garnet shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Garnet, or was serving at the request of Garnet as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding (i) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the DGCL provides that a corporation must indemnify a director or officer against expenses (including attorneys' fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation. The DGCL further provides that the corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against liability.

                          THE AVIVA SPECIAL MEETING;
                              ADDITIONAL MATTERS

ELECTION OF AVIVA DIRECTORS

     The by-laws of Aviva grant the Board of Directors the power to set the number of directors, except that a decrease in the number of directors shall not have the effect of reducing the term of any incumbent director. On July 30, 1997, the Board of Directors, by resolution, increased the number of directors from four to five. At that time, Eugene C. Fiedorek was elected a director at a regular meeting of the Board of Directors.

     The Merger Agreement contemplates that the Board of Directors of Aviva following the Merger will consist of three directors who shall be, if they continue to be able and willing to serve as such, Ronald Suttill, Eugene C. Fiedorek and Robert J. Cresci. Messrs. Suttill and Fiedorek currently serve as directors of Aviva and Mr. Cresci is currently a director of Garnet.

     In contemplation of consummation of the Merger, the Board of Directors has, effective as of the date of the Special Meeting, reduced the number of directors to three and has nominated two individuals to serve as directors for the ensuing year and until their successors are elected and qualify: Ronald Suttill and Eugene C. Fiedorek. If the Merger is consummated, it is the intention of the Board of Directors that Robert J. Cresci, who has consented to serve, shall be elected to fill the vacancy on the Board of Directors. If the Merger is not consummated, the Board of Directors has no current plan to fill such vacancy.

INFORMATION REGARDING CURRENT DIRECTORS

     The information set forth below, furnished to Aviva by the respective individuals, shows as to each individual who is currently serving as a director of Aviva his name, age and principal positions with Aviva.

        NAME             AGE                 POSITIONS                     DIRECTOR
        ----             ---                 ---------                     --------
Ronald Suttill            66       President, Chief Executive Officer        1985
                                   and Director

Eugene C. Fiedorek        66       Director                                  1997

John J. Lee               61       Director                                  1993

Elliott Roosevelt, Jr.    61       Director                                  1994

James E. Tracey           49       Director                                  1992

INFORMATION REGARDING NOMINEES FOR DIRECTOR

     Ronald Suttill has been a director of Aviva since August 1985 and has been President and Chief Executive Officer of Aviva since January 1992. In December 1991, Mr. Suttill was appointed President and Chief Operating Officer and prior to that served as Executive Vice President of Aviva.

     Eugene C. Fiedorek has been a director of Aviva since July 1997. Mr. Fiedorek is a Managing Director of EnCap Investments, L.C., a company he co-founded in 1988. He was previously associated with RepublicBank Dallas for more than 20 years, most recently as the Managing Director in the Energy Department in charge of all energy-related commercial lending and corporate finance activities. Prior to joining RepublicBank, Mr. Fiedorek was with Shell Oil Company as an Exploitation Engineer. Mr. Fiedorek currently serves on the boards of Energy Capital Investment Company PLC, Apache Corporation and privately held Matador Petroleum Corporation.

     Robert J. Cresci has been a Managing Director of Pecks Management Partners, Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc. and several private companies.

EXECUTIVE OFFICERS OF AVIVA

     The following table lists the names and ages of each of the executive officers of Aviva and their principal occupations for the past five years.

NAME AND AGE                  POSITIONS
------------                  ---------
Ronald Suttill, 66            President and Chief Executive Officer since
                              January 1992, President and Chief Operating
                              Officer from December 1991 to January 1992
                              and Executive Vice President prior to that.

James L. Busby, 38            Treasurer since May 1994, Secretary since June
                              1996, Controller since November 1993 and a Senior
                              Manager with the accounting firm of KPMG Peat
                              Marwick LLP prior to that.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Aviva held nine meetings during 1997. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served.

     The Audit Committee and the Compensation Committee are the only standing committees of the Board of Directors, and the members of such committees are appointed at the initial meeting of the Board of Directors each year. Aviva does not have a nominating committee; the Board of Directors performs this function.

     The Audit Committee, which is comprised of Messrs. Roosevelt and Tracey, consults with the independent accountants of Aviva and such other persons as the committee deems appropriate, reviews the preparations for and scope of the audit of Aviva's annual financial statements, makes recommendations as to the engagement and fees of the independent accountants and performs such other duties relating to the financial statements of Aviva as the Board of Directors may assign from time to time. The Audit Committee held two meetings during 1997.

     The Compensation Committee, which is comprised of Messrs. Lee, Roosevelt and Tracey, makes recommendations to the Board of Directors regarding the compensation of executive officers of Aviva, including salary, bonuses, stock options and other compensation. The Compensation Committee held no meetings during 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires officers, directors and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the SEC within certain time periods and to furnish Aviva with copies of all such reports. Based solely on its review of the copies of such reports furnished to Aviva by such Reporting Persons or on the written representations of such Reporting Persons, Aviva believes that, during the year ended December 31, 1997, all of the Reporting Persons complied with their Section 16(a) filing requirements.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation earned in each of the last three fiscal years by the President and Chief Executive Officer of Aviva (the "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                  ------------
                              ANNUAL COMPENSATION                             AWARDS            PAYOUTS
                              -------------------                             ------            -------
                                                           OTHER      RESTRICTED   SECURITIES
     NAME AND                                              ANNUAL        STOCK     UNDERLYING    LTIP     ALL OTHER
     PRINCIPAL                                             COMPEN-     AWARD(S)     OPTIONS/    PAYOUTS   COMPENSA-
     POSITION            YEAR    SALARY($)    BONUS($)    SATION($)       ($)        SARS(#)      ($)      TION($)
     --------            ----    ---------    --------    ---------       ---        -------      ---      -------
Ronald Suttill(1)
  President and          1997     185,000         --         --            --           --         --       4,750
  CEO
  President and          1996     200,000         --         --            --           --         --       4,750
  CEO
  President and          1995     200,000         --         --            --           --         --       4,620
  CEO

/(1)/ The amounts reported for all other compensation for Mr. Suttill represent matching contributions made under the Aviva Petroleum Inc. 401(k) Retirement Plan (the "401(k) Plan").

DIRECTORS' FEES

     Messrs. Fiedorek, Lee, Roosevelt and Tracey each receive $20,000 per year for their services as directors and are reimbursed for travel and lodging expenses. Mr. Suttill receives no compensation as a director but is reimbursed for travel and lodging expenses incurred to attend meetings.

OPTION GRANTS DURING 1997

     There were no options granted to the Named Executive Officer during 1997. No stock appreciation rights have been issued by Aviva.

OPTION EXERCISES DURING 1997 AND YEAR END OPTION VALUES

     The following table provides information related to options exercised by the Named Executive Officers during 1997 and the number and value of options held at year-end. No stock appreciation rights have been issued by Aviva.

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                    SHARES ACQUIRED       VALUE            OPTIONS AT FY-END (#)               AT FY-END($)(1)
     NAME           ON EXERCISE (#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
     ----           ---------------     ----------     -----------    -------------     -----------    -------------
Ronald Suttill            None             None           270,000           --               --              --

/(1)/ No values are ascribed to unexercised options of the Named Executive
      Officer at December 31, 1997 because the fair market value of a share of Aviva's Common Stock at December 31, 1997 ($0.33) did not exceed the exercise price of any such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     As indicated above, the Compensation Committee, none of the members of which is an employee of Aviva, makes recommendations to the Board of Directors regarding the compensation of the executive officers of Aviva, including salary, bonuses, stock options and other compensation. There are no Compensation Committee interlocks. Until this committee was originally appointed in 1993, the compensation of the executive officers was established by the Board of Directors as a whole, including Mr. Suttill.

EMPLOYMENT CONTRACTS

     Each executive officer serves at the discretion of the Board of Directors, except that, effective in January 1995, Aviva entered into an employment contract with Mr. Suttill. Mr. Suttill's contract provides for annual compensation of not less than $200,000 if his employment is terminated for any reason other than death, disability or cause, as defined in the contract. Mr. Suttill's contract was automatically renewed for one-year periods on January 1, 1996, 1997 and 1998.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Aviva currently employs only two executive officers, the names of whom are set forth above under "Election of Directors - Executive Officers of Aviva." Decisions regarding compensation of the executive officers are made by the Board of Directors, after giving consideration to recommendations made by the Compensation Committee.

     Aviva's compensation policies are designed to provide a reasonably competitive level of compensation within the industry in order to attract, motivate, reward and retain experienced, qualified personnel with the talent necessary to achieve Aviva's performance objectives. These objectives are to increase oil and gas reserves and to control costs, both objectives selected to increase shareholder value. These policies were implemented originally by the entire Board of Directors, and, following its establishment, were endorsed by the Compensation Committee. It is the intention of the Compensation Committee and the Board of Directors to balance compensation levels of Aviva's executive officers, including the Chief Executive Officer, with shareholder interests. The incentive provided by stock options and bonuses, in particular, is intended to promote congruency of interests between the executive officers and the shareholders. Neither the

Compensation Committee nor the Board of Directors, however, believes that it is appropriate to rely on a formulaic approach, such as profitability, revenue growth or return on equity, in determining executive officer compensation because of the nature of Aviva's business. Aviva's business objectives include overseeing a significant exploration and development effort in Colombia and the maintenance of oil and gas production levels and offshore operations in the United States. Success in one such area is not measurable by the same factors as those used in the other. Accordingly, the Compensation Committee and the Board of Directors rely primarily on their assessment of the success of the executive officers, including the Chief Executive Officer, in fulfilling Aviva's performance objectives. The Board of Directors also considers the fact that Aviva competes with other oil and gas companies for qualified executives and therefore it considers available information regarding compensation levels for executives of companies similar in size to Aviva.

     Compensation for Aviva's executive officers during 1997 was comprised of salary and matching employer contributions made pursuant to Aviva's 401(k) Plan. There were no bonuses paid to the executive officers during or for 1997. Aviva's 401(k) Plan is generally available to all employees after one year of service. Aviva makes matching contributions of 50% of the amount deferred by the employee, up to 3% of an employee's annual salary.

                                             Compensation Committee

                                             J.J. Lee
                                             E. Roosevelt, Jr.
                                             J.E. Tracey


PERFORMANCE GRAPH

     The following line-graph presentation compares five-year cumulative shareholder returns on an indexed basis with a broad equity market index and a published industry index. Aviva has selected the American Stock Exchange Market Value Index as a broad equity market index, and the SIC Index "Crude Petroleum and Natural Gas" as a published industry index.

              COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN OF THE
                   COMPANY, INDUSTRY INDEX AND BROAD MARKET

                               FISCAL YEAR ENDING
---------------------------------------------------------------------------------
COMPANY                  1992      1993      1994      1995      1996      1997
AVIVA PETROLEUM INC.      100      215.38    264.10    225.64    200.00     84.62
INDUSTRY INDEX            100      119.15    124.87    137.33    182.60    185.09
BROAD MARKET              100      118.81    104.95    135.28    142.74    171.76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to each person who, to the knowledge of Aviva, is the beneficial owner of more than five percent of the outstanding Common Stock of Aviva. Unless otherwise noted, the information is furnished as of February 27, 1998.

NAME AND ADDRESS OF BENEFICIAL          AMOUNT AND NATURE OF BENEFICIAL
       OWNER OR GROUP                          OWNERSHIP /(1)/                  PERCENT OF CLASS /(2)/
------------------------------          -------------------------------         ----------------------
Lehman Brothers Inc. /(3)/                         2,966,876                             9.42%
3 World Financial Center
11th Floor
New York, NY  10285

Fidelity International Limited                     2,780,000                             8.83%
and Edward C. Johnson III /(4)/
P.O. Box HM670
Hamilton, HMCX, Bermuda

Yale University /(5)/                              2,551,886                             8.11%
230 Prospect Street
New Haven, CT  06511

(1) Except as set forth below, to the knowledge of Aviva, each beneficial owner has sole voting and sole investment power.
(2) Based on 31,482,716 shares of the Common Stock issued and outstanding on February 27, 1998.
(3) Information regarding Lehman Brothers Inc. is based on information received from Lehman Brothers Inc. on March 16, 1998.
(4) Information regarding Fidelity International Limited is based on an amended notification of disclosable interests, dated July 25, 1996, pursuant to the U.K. Companies Act. Fidelity International Limited is the parent holding company for various direct and indirect subsidiaries that hold these interests. Mr. Edward C. Johnson III is a principal shareholder and chairman of Fidelity International Limited.
(5) Information regarding Yale University is based on a Schedule 13G dated March 11, 1994 filed by Yale University with the Commission.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of February 27, 1998, concerning the Aviva Common Stock owned beneficially by each director, by the Named Executive Officer listed in the Summary Compensation Table above, and by directors and executive officers of Aviva as a group:

       NAME AND ADDRESS OF BENEFICIAL        AMOUNT AND NATURE OF BENEFICIAL
                  OWNER                             OWNERSHIP /(1)/                  PERCENT OF CLASS /(2)/
-------------------------------------        -------------------------------         ----------------------
Ronald Suttill                                         1,275,050/(3)(4)/                       4.00%
8235 Douglas Avenue, Suite 400
Dallas, TX 75225

Eugene C. Fiedorek                                       262,153                                 *
3811 Turtle Creek Blvd., Suite 1080
Dallas, TX  75219

John J. Lee                                            1,124,428/(5)(6)/                       3.53%
Two Stamford Plaza
281 Tresser Blvd., 16th Floor
Stamford, CT  06901

Elliott Roosevelt, Jr.                                    60,000/(5)/                            *
2626 Cole Avenue, Suite 600
Dallas, TX  75204

James E. Tracey                                          965,550/(4)(5)/                       3.03%
3, Grey Close
Hampstead Garden Suburb
London, NW11 3QG

All directors and executive officers                   2,782,791/(7)/                          8.73%
as a group (6 persons)

/(1)/ Except as noted below, each beneficial owner has sole voting power and sole investment power.
/(2)/ Based on 31,482,716 shares of Aviva Common Stock issued and outstanding on February 27, 1998. Treated as outstanding for purposes of computing the percentage ownership of each director, the Named Executive Officer and all directors and executive officers as a group are shares issuable upon exercise of vested stock options granted pursuant to Aviva's stock option plans.
/(3)/ Included are options for 270,000 shares exercisable on or within 60 days of February 27, 1998.
/(4)/ Includes the entire ownership of AMG Limited, a limited liability company of which Messrs. Suttill and Tracey are members, as of February 27, 1998, of 935,550 shares of Aviva Common Stock.
/(5)/ Included are options for 30,000 shares exercisable on or within 60 days of February 27, 1998.
/(6)/ Included are 1,094,428 shares owned by Lee Development Corporation, which Mr. Lee controls.
/(7)/ Included are 935,550 shares beneficially owned through AMG Limited and options for 388,000 shares exercisable on or within 60 days of February 27, 1998.
/*/    Less than 1% of the outstanding Aviva Common Stock./

                        INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of KPMG Peat Marwick LLP will be present at the Aviva Special Meeting and representatives of Arthur Andersen LLP will be present at the Garnet Special Meeting, in each case to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the Aviva Common Stock to be issued in the Merger has been passed upon for Aviva by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedules of Aviva as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of Garnet incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The report of Garnet's independent public accountants on Garnet's 1997 financial statements included a fourth paragraph discussing the substantial uncertainty that exists about the company's ability to continue as a going concern.

                             STOCKHOLDER PROPOSALS

     Any proposals of holders of Aviva Common Stock intended to be presented at the Annual Meeting of Stockholders of Aviva to be held in 1999 must be received by Aviva, addressed to the Secretary of Aviva at 8235 Douglas Avenue, Suite 400, Dallas, Texas 75225, no later than __________, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of Garnet intended to be presented at the Annual Meeting of Stockholders of Garnet to be held in 1999 must be received by Garnet, addressed to the President of Garnet at 1214 Wilmington Avenue, Suite 303, Salt Lake City, Utah 84106, no later than __________, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Article 2.02-1 of the TBCA and the Aviva Charter, each current and former director and officer of a Texas corporation, or each person who served at the request of the corporation as a director or officer of a subsidiary of the corporation, shall be indemnified by the corporation for liabilities imposed upon him, expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of being or having been a director or an officer, and for any reasonable settlement of any such claim, action, suit or proceeding. The TBCA provides that a corporation may undertake any indemnification of a director or officer only if it is determined that such person (i) conducted himself in good faith,
(ii) reasonably believed that, in the case of conduct in his official capacity as a director, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a corporation must indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of the proceeding. The Aviva Charter authorizes the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Aviva or is or was serving at the request of Aviva as a director, officer, employee or agent of another corporation, partnership, or other enterprise against expenses and damages incurred thereby.

  The TBCA further provides that Texas corporations may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation for any liability asserted against him, whether or not the corporation would have the power to indemnify him against liability under the TBCA. Section 39 of the Bylaws provides that Aviva may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of Aviva or of another entity against any expense, liability or loss, regardless of whether Aviva would have the power to indemnify such person against such expense, liability or loss under the TBCA.

  Under article 1302-7.06 of the Texas Civil Statutes, the articles of incorporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for an act or omission in the director's capacity as director, except that the articles of incorporation must not eliminate or limit the liability of a director to the extent the director is found liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Aviva Charter contains provisions that limit the liability of directors of Aviva to the extent allowable under this law.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number                     Description of Exhibits
------                     -----------------------

2.1+ Agreement and Plan of Merger dated as of June 24, 1998 by and among Aviva Petroleum Inc., Aviva Merger Inc. and Garnet Resources Corporation.

2.2+ Debenture Purchase Agreement dated as of June 24, 1998 between Aviva Petroleum Inc. and the Holders of the Debentures named therein.

2.3*        Bank Credit Facility dated July __, 1998 between ING Baring (U.S.)
            Securities, Inc. and Neo Energy, Inc.

3.1 Restated Articles of Incorporation of Aviva Petroleum Inc. dated July 25, 1995 (filed as exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-22258, and incorporated herein by reference).

3.2 Amended and Restated ByLaws of Aviva Petroleum Inc., as amended (filed as exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-22258, and incorporated herein by reference).

4.1 Deposit Agreement dated September 15, 1994 between Aviva Petroleum Inc. and ChaseMellon Shareholder Services, L.L.C. (filed as exhibit
            10.29 to the Registration Statement on Form S-1, File No. 33-82072, and incorporated herein by reference).

5.1* Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.

23.1*       Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

23.2+       Consent of KPMG Peat Marwick LLP (Aviva).

23.3+       Consent of Arthur Andersen LLP (Garnet).

99.1+       Powers of Attorney (set forth on signature page).

99.2+       Form of Aviva Proxy.

99.3+       Form of Garnet Proxy.

__________
+ Filed herewith.

* To be filed by amendment.

Financial Statement Schedules:
-----------------------------

  The Financial Statement Schedules have previously been filed as part of Aviva's Form 10-K for the fiscal year ended December 31, 1997.

ITEM 22.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th day of June, 1998.

                              AVIVA PETROLEUM INC.


                              By:/s/ RONALD SUTTILL
                                 ------------------
                                 Ronald Suttill
                                 President and Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Suttill and James L. Busby, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of June, 1998.


       Signature                  Title
       ---------                  -----

/s/ RONALD SUTTILL            President, Chief Executive
-------------------           Officer, and Director
Ronald Suttill


/s/ JAMES L. BUSBY            Treasurer, Secretary and
-------------------           Principal Financial and
James L. Busby                Accounting Officer


/s/ EUGENE C. FIEDOREK        Director
-----------------------
Eugene C. Fiedorek


/s/ JOHN J. LEE               Director
---------------
John J. Lee


/s/ ELLIOTT ROOSEVELT, JR.    Director
--------------------------
Elliott Roosevelt, Jr.


/s/ JAMES E. TRACEY           Director
--------------------
James E. Tracey

                               INDEX TO EXHIBITS


Exhibit
Number                  Description of Exhibits
------                  -----------------------

2.1+ Agreement and Plan of Merger dated as of June 24, 1998 by and among Aviva Petroleum Inc., Aviva Merger Inc. and Garnet Resources Corporation.

2.2+ Debenture Purchase Agreement dated as of June 24, 1998 between Aviva Petroleum Inc. and the Holders of the Debentures named therein.

2.3* Bank Credit Facility dated July __, 1998 between ING Baring (U.S.) Securities, Inc. and Neo Energy, Inc.

3.1 Restated Articles of Incorporation of Aviva Petroleum Inc. dated July 25, 1995 (filed as exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-22258, and incorporated herein by reference).

3.2 Amended and Restated ByLaws of Aviva Petroleum Inc., as amended (filed as exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-22258, and incorporated herein by reference).

4.1 Deposit Agreement dated September 15, 1994 between Aviva Petroleum Inc. and ChaseMellon Shareholder Services, L.L.C. (filed as exhibit
          10.29 to the Registration Statement on Form S-1, File No. 33-82072, and incorporated herein by reference).

5.1* Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.

23.1*     Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).

23.2+     Consent of KPMG Peat Marwick LLP (Aviva).

23.3+     Consent of Arthur Andersen LLP (Garnet).

99.1+     Powers of Attorney (set forth on signature page).

99.2+     Form of Aviva Proxy.

99.3+     Form of Garnet Proxy.

__________
+ Filed herewith.

* To be filed by amendment.